UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
 ☐ Preliminary Proxy Statement
 ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
 ☐ Definitive Additional Materials
 ☐ Soliciting Material Pursuant to §240.14a-12
UNION PACIFIC CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:

	(2)	Aggregate number of securities to which the transaction applies:

	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of the transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Union Pacific Corporation 1400 Douglas Street, 19th Floor Omaha, NE 68179
March 29, 2022
NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
To Shareholders:
The 2022 Annual Meeting of Shareholders (the Annual Meeting) of Union Pacific Corporation (the Company) will be held at 8:00 A.M., Central Daylight Time, on Thursday, May 12, 2022 via live audio webcast at www.virtualshareholdermeeting.com/UNP2022 for the following purposes:
(1)	To elect the ten directors named in the Proxy Statement, each to serve for a term of one year or until his or her successor is elected and qualified;
(2)	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2022;
(3)	To approve, by non-binding vote, the compensation of the Company’s Named Executive Officers; and
(4)	To transact such other businesses as may properly come before the Annual Meeting.
Only shareholders of record at the close of business on March 18, 2022, are entitled to notice of, and to vote at, the Annual Meeting.
As part of our precautions regarding the coronavirus pandemic, the Annual Meeting is being held solely by means of remote communication. You may listen to the live audio webcast of the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/UNP2022. Instructions on how to participate in the Annual Meeting via live audio webcast are described in the accompanying proxy statement and posted at www.virtualshareholdermeeting.com/UNP2022.
Your vote is very important. New York Stock Exchange rules provide that if your shares are held by a broker, your broker will NOT be able to vote your shares on most matters presented at the Annual Meeting, including the election of directors, unless you provide voting instructions to your broker. We strongly encourage you to submit your proxy card to your broker or utilize your broker’s telephone or internet voting services (if available) and exercise your right to vote as a shareholder.

Craig V. Richardson
Executive Vice President,
Chief Legal Officer and
Corporate Secretary

UNION PACIFIC CORPORATION
PROXY STATEMENT

Nonqualified Deferred Compensation at 2021 Fiscal Year-End	72
Potential Payments Upon Separation from Service, Change-In-Control or Death or Disability	75
Pay Ratio Disclosure	79
Security Ownership of Certain Beneficial Owners and Management	80
Stock Ownership Requirements for Executives	81
Hedging Our Common Stock Is Prohibited	81
Sales of Our Common Stock by Executive Officers and Directors Under Rule 10b5-1 Trading Plans	81
Other Matters	82
Shareholder Proposals	82
Delinquent Section 16(a) Reports	82
Delivery of Documents to Shareholders Sharing an Address	82
Availability of Annual Report on Form 10-K	83
Other Business	83
Appendix A - Reconciliation of Non-GAAP Financial Measures	A-1
This Proxy Statement includes statements and information regarding future expectations, outcomes or results of the Company that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and information should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times that, or by which, such performance, targets, goals, or results will be achieved. Forward-looking statements and information are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Forward-looking statements and information reflect the good faith consideration by management of currently available information and may be based on underlying assumptions believed to be reasonable under the circumstances. However, such information and assumptions (and, therefore, such forward-looking statements and information) are or may be subject to variables or unknown or unforeseeable events or circumstances over which management has little or no influence or control and may be derived from internal controls and processes that continue to evolve and standards for measuring progress that are still developing. Factors that could cause results or outcomes to differ, including the risk factors in Item 1A of the Company’s Annual Form 10-K, filed February 4, 2022, also could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements and information. This Proxy Statement should be read in consideration of these risk factors. Information included in this document, and any issues identified as important for purposes of this document, may not be considered material for SEC reporting purposes. Website references and/or hyperlinks have been provided for convenience only, and the contents therein are not incorporated into, nor do they constitute a part of, this document.

Proxy Summary
This summary highlights information that may be contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.
Meeting Information and Availability of Proxy Materials
Date and Time: May 12, 2022, at 8:00 A.M., Central Daylight Time
Place*: Via live audio webcast at www.virtualshareholdermeeting.com/UNP2022
Record Date: March 18, 2022
How to Vote
We encourage you to vote in advance of the meeting. You may vote using one of the following voting methods. Make sure to have your proxy card or voting instruction form in hand and follow the instructions. Participants in Union Pacific’s thrift and retirement plans who hold Company stock through such plans will receive separate voting instructions. You can vote in one of three ways:
RECORD OWNERS	BENEFICIAL HOLDERS
Vote via the Internet Go to www.proxyvote.com	Follow the instructions set forth on the Notice of Internet Availability of Proxy Materials or the voting instruction form provided by your broker with these proxy materials.
Vote by telephone Call toll free 1-800-690-6903 within the USA, US territories & Canada
Vote by Mail Complete, sign, date and return your proxy card in the envelope provided

Voting Matters and Board Recommendations
Matter	Our Board’s Recommendations
Proposal 1 Election of ten (10) Director Nominees (page 16)	FOR Each Director Nominee
Proposal 2 Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for 2022 (page 40)	FOR
Proposal 3 Advisory Vote to Approve Executive Compensation (page 43)	FOR
*	As part of our precautions regarding the coronavirus pandemic, the Annual Meeting will be held solely by means of remote communication.

Proxy Summary
Company Performance Highlights
In 2021, the Company recorded its most profitable year ever despite the effects of the coronavirus pandemic and its variants, global supply chain disruptions, and the adverse impact of large scale weather events and wildfires on our network operations. These challenges required adjustments to our transportation plans and impacted the overall fluidity of the network. Even so, we were able to leverage our great rail franchise to generate positive business mix and core pricing gains. Our safety and operational performance in 2021 did not meet expectations, and many of our operating metrics declined year-over-year. The Company drew on its strengths and its dedicated employees to continue to serve our customers, communities, and shareholders. Highlights of the Company's 2021 financial and operational performance include:
▪
For the full year 2021, net income was $6.5 billion or $9.95 per diluted share compared to full year 2020 adjusted net income of $5.6 billion, or $8.19 per diluted share, which excluded the $278 million one-time non-cash impairment charge related to the Company’s Brazos yard investment*

▪
In 2021, total revenue of $21.8 billion was up 12% due to 4% volume growth, higher fuel surcharge revenue, core pricing gains and a positive mix of traffic. Record operating income of $9.3 billion increased 15% from adjusted 2020 results*

▪	Our operating ratio for 2021 was a record 57.2%, improving 1.3 points from adjusted 2020*
▪	The reportable personal injury rate increased to 0.98 per 200,000 employee-hours compared to 0.90 for 2020
▪
Compared to 2020, freight car velocity declined 8% as train speed slowed and terminal dwell increased in 2021 as the network handled additional volume and was impacted by weather and wildfire-related challenges, bridge outages caused by the California wildfires, and global supply chain disruptions

▪	Locomotive productivity decreased 3% in 2021 compared to 2020 driven by the increased active fleet needed to handle the 4% volume growth and manage network disruptions
▪	Workforce productivity improved 10%, reaching an all-time record as employee counts were down 3% compared to 2020, while average daily car miles increased 6%
*	2020 adjusted to exclude the impact of the Brazos one-time non-cash impairment charge. See Appendix A for a reconciliation to GAAP.
Environmental, Social & Governance (ESG) Highlights
Union Pacific operates across 23 states in the western two-thirds of the nation. Our vision of Building America means we connect the nation’s businesses and communities to each other and the world by providing safe, reliable and efficient supply chain solutions. We strive to serve our customers, enhance shareholder value, invest in our communities, and provide promising careers, while operating in an ethical manner. Together, these actions allow Union Pacific to build a more sustainable future.
Our environmental, social and governance (ESG) strategy: Building a Sustainable Future 2030 is built on five areas of concentration: Building Responsible Foundations, Investing in our Workforce, Driving Sustainable Solutions, Championing Environmental Stewardship and Strengthening our Communities. Highlights of these accomplishments follow. This approach addresses the evolving needs of our stakeholders and is more inclusive of the overall impact we can have.

Proxy Summary
ESG ASSESSMENT
In 2021, we completed a comprehensive ESG materiality assessment to determine which ESG topics were most important to our stakeholders. We engaged our internal and external stakeholders, through an online survey and individual interviews, to understand a broader stakeholder perspective on certain ESG issues to inform the continued evolution of our sustainability strategy. As a result of the assessment, we added a new pillar to our strategy called “Building Responsible Foundations.” This addition underscores the importance of the health, safety, and well-being of our employees, ethical business practices, cybersecurity, and strong risk management processes to our business and to our stakeholders.

▪
The use of “material” when referring to ESG topics is intended to denote the most important issues from our ESG materiality assessment, which is a different standard than the one used in our financial disclosures.

More information about our ESG materiality assessment is available in the 2021 Building America Report, which will be available on our website up.com under the Investor drop-down menu, under “Sustainability.”

Proxy Summary
RECOGNITIONS
We are proud of our participation in several ESG disclosure initiatives such as the Carbon Disclosure Project (CDP) and the S&P Global Corporate Sustainability Assessment. We were honored to be the recipient of a number of awards, rankings, and recognitions over the last year, including the following:
Union Pacific received a Bronze Sustainability Rating as its first Ecovadis rating in 2021.	Fortune Magazine’s World’s Most Admired Companies Union Pacific was the highest ranked railroad in the Trucking, Transportation and Logistics category.

Union Pacific earned a spot on the Noteworthy List of the 2021 Top 50 Companies for Diversity compiled by Diversity Inc.	For the fifth year in a row, Union Pacific was identified as a Trendsetter in the 2021 CPA-Zicklin Index compiled by the Center for Political Accountability.

Union Pacific earned a spot on the Human Rights Campaign’s 2022 Best Places to Work for LGBTQ+ Equality list in accordance with the Union Pacific Railroad’s first 100% Corporate Equality Index ranking.
Union Pacific was named a 2021 Gold Medallion recipient by the HIRE Vets Medallion Program, a U.S. Department of Labor initiative that supports the hiring and retention of U.S. military veterans.

Refinitiv
Top 100 Company 2021 Diversity and Inclusion Index

Refinitiv named Union Pacific to its top 100 Most Diverse and Inclusive Companies, ranking number #20 out of 11,000 publicly traded companies.
Newsweek’s 2022 World’s Most Admired Companies Union Pacific ranked 4th in the Trucking, Transportation and Logistics sector.

Proxy Summary
ENVIRONMENTAL
In February 2021, Union Pacific announced a science-based target to reduce absolute Scope 1 and 2 greenhouse gas (GHG) emissions by 26% by 2030 from a 2018 baseline. The following December, we published our first Climate Action Plan report, which describes the actions we are taking to pursue our target, and ultimately net zero emissions goal.
Highlights from the 2021 Climate Action Plan include:
Net Zero Emissions by 2050
26% Absolute Reduction in Scope 1 and 2 GHG Emissions by 2030
Alternative Fuel Blend Targets for 2025 and 2030
Exploring Battery-Electric Locomotive Technology
Planet Tracks Sustainability Business Resource Group
At the end of January 2022, we announced plans to purchase 20 battery-electric locomotives for testing in yard operations. The combined purchases and upgrades to yard infrastructure are expected to exceed $100 million, representing the largest investment in battery-electric technology by a U.S. Class I railroad.
Battery-electric locomotives do not use fuel and emit zero emissions. For every 10 battery-electric locomotives used, approximately 4,000 tons of carbon will be eliminated annually, the equivalent of removing 800 cars from the highway. By working with the locomotive manufacturers in this test phase, we hope to advance battery-electric technology development and evaluate its potential deployment in long-haul service.
Additional details can be found in our 2021 Climate Action Plan report. The report is available on our website up.com under the Investor drop-down menu, under “Sustainability”.

Proxy Summary
SOCIAL
PEOPLE
In 2021, we saw a continuation of the previous year’s pandemic, social unrest, political discord, market volatility, and the continued presence of service-disrupting natural disasters. Despite these challenges, our employees remained focused and dedicated to delivering on our commitments to our customers, communities, shareholders, and to one another. We are proud of our talented and dedicated workforce, which reflects the diverse and inclusive culture we are cultivating.

UNION PACIFIC'S WORKFORCE AT A GLANCE*

*Source: 2021 Human Capital Report

32,124* workers strong

*Active employees

Management New Hires

40% people of color

35% female

Management Promotions

30% people of color

20% female

Craft Professional New Hires

51% people of color

4% female

Workforce Diversity

31.3% people of color

5.3% female

Five Generations of Our Workforce

- **<1%** Traditionalists (born before 1946)
- **17%** Baby Boomers (born 1946-1964)
- **58%** Generation X (born 1965-1981)
- **25%** Millennials (born 1982-1997)
- **1%** Generation Z (born after 1998)

84% craft professionals

16% management employees

Overall Retention Rate

89%

89% people of color

88% female

Average Age & Years of Service

46.4 average age

15.7 years of service

Veteran Status

6,038 veterans

19% of the workforce

Union Pacific remains committed to our 2030 hiring goals to reach 11% women and 40% people of color representation. Our commitment is based on our desire to create an environment where people can be their best, personally and professionally. We believe diversity improves the Company’s decision making, problem solving, and strategic thinking, which translates into a competitive advantage with bottom line results.
We are also focusing on talent attraction, development, and retention, which is critical to our growth strategy. We focus on providing a world-class employee experience, regardless of role or rank. The process begins with recruitment, then advances to training and development, as well as programs designed to recognize potential and retain our talented workforce.
More information about our human capital efforts can be found in the We Are One Human Capital Report, which is available on our website up.com under the Investor drop-down menu, under “Sustainability.”
SAFETY
The health, safety, and well-being of our employees is our most important ESG topic. Safety is ingrained in our culture because we want every employee to return home safely every day. In 2021, our overall safety performance declined compared to 2020. Our recent safety performance has not met expectations, and illustrates that we have work to do. Accordingly, we undertook an evaluation of the effectiveness of our safety programs in 2021 with the help of a third-party expert.

Proxy Summary
We are striving for a step-change performance in safety that we believe is possible. Our approach is twofold: apply design thinking to engineer hazards out of the work environment with the goal of preventing accidents from happening and fully engage employees in behavior-based safety programs to drive world-class results.
COMMUNITIES
Communities are one of Union Pacific’s key stakeholders, and we are committed to serving and investing in their futures. In 2021, we contributed more than $22.5 million and served approximately 56 million people in communities across our 23-state network.

Union Pacific is proud of its robust supplier diversity program, which has grown significantly since its inception in 1982. In 2021, Union Pacific purchased $522 million in goods and services from diverse suppliers, or 8.2% of its total amount spent on goods and services. This reflects a year-over-year increase of 23.4% compared to the prior year.

GOVERNANCE
The Company’s commitment to strong corporate governance, effective risk management and strong independent oversight of management by the Board is reflected in our sound governance practices and policies.
Corporate governance highlights include:
▪	Board Nominees Composed of 90% Independent Directors (9 out of 10 Board Nominees)
▪	Commitment to Board Refreshment (Five New Diverse Directors in Past Six Years, 42% of current composition, all of which are director nominees)
▪	Annual Election of Directors with Majority Voting Standard
▪	Six Diverse Board Members/Nominees for Election (60%)
▪	Average Board Tenure of 5.8 years with current Board Nominees
▪	“Proxy Access” Right
▪	Active Lead Independent Director
▪	Executive Sessions of Independent Directors at each Board and Committee Meeting
▪	Board Strategic Oversight and review of Enterprise Risk Management
▪	Four Fully Independent Board Committees
▪	Stringent Director and Executive Officer Stock Ownership Guidelines (7x Annual Salary for CEO and 4x Annual Salary for other Named Executive Officers)

Note: These statistics reflect the tenure, independence and diversity of the ten director nominees.

Proxy Summary
COMMITMENT TO ETHICAL BUSINESS CONDUCT
Our Statement of Policy on Ethics and Business Conduct is called The How Matters. It outlines the principles of business conduct required of Union Pacific employees. Ultimately the policy helps define what we expect of our team – honesty, fairness, integrity, and respect.
In 2021, Union Pacific provided training on The How Matters to more employees than ever before. Enabled by technology, 98% of our employees completed training on The How Matters as of December 31, 2021.

ESG GOVERNANCE
On February 3, 2022, Elizabeth F. Whited was appointed Executive Vice President—Sustainability and Strategy. In this new role, Ms. Whited will help develop and implement Union Pacific’s strategic vision as it strives to become the nation’s No. 1 supply chain provider and oversee ESG strategy and sustainability initiatives, which will be foundational to our efforts on the Company’s pathway to reach net zero by 2050.
To oversee and guide the appropriate management of ESG, we have established the following governance structure.

Board of Directors – Provides oversight of ESG strategy

Board Commitees – The Corporate Governance and Nominating Committee oversees ESG strategy development, goals, policies and performance. Other Board Committees have the ESG oversight responsibilities as set forth in their respective Committee functions on pages 32-36.

Chief Executive Officer – Provides executive direction on ESG strategy

Management Leadership – Our Executive Vice President – Sustainability and Strategy oversees ESG strategy and sustainability efforts

Sustainability Team – Oversees the day-to-day implementation of ESG strategy.

Sustainability Steering Committee – Senior leaders from Law, Finance, Marketing and Sales, Operations (Mechanical & Engineering), Supply Chain, Environmental Management, Corporate Relations, Investor Relations, and Workforce Resources meet quarterly to drive decision-making, accountability and ownership of specific ESG initiatives.

GOVERNANCE & NOMINATING COMMITTEE
BOARD OF DIRECTORS
OTHER COMMITTEES
CHIEF EXECUTIVE OFFICER
EXTERNAL SUSTAINABILITY EXPERTS
EVP SUSTAINABILITY AND STRATEGY
MANAGEMENT LEADERSHIP
SUSTAINABILITY STEERING COMMITTEE
CORPORATE RELATIONS
LAW
ENVIRONMENTAL MANAGEMENT
FINANCE
MARKETING & SALES
SUPPLY CHAIN
INVESTOR RELATIONS
OPERATIONS (MECHANICAL & ENGINEERING)
WORKFORCE RESOURCES

In order to advance our ESG governance efforts, we are further integrating ESG risk into our enterprise risk management framework, conducting a climate scenario analysis in 2022 and continuing to evolve ESG-related key performance indicators in our executive compensation scorecard.

Proxy Summary
ESG DISCLOSURE
In response to feedback from our stakeholders, Union Pacific is changing its approach to its ESG disclosure to include more frequent, focused and transparent reports that address the topics most important to our stakeholders. Annual disclosures include:
▪	EEO-1 reports for 2018, 2019, and 2020 released in July 2021
▪	Initial Climate Action Plan released in December 2021
▪	Inaugural We Are One Human Capital Report published in January 2021
▪	2021 Building America Report

These reports are or will be available on our website up.com under the Investor drop-down menu, under Sustainability.

Proxy Summary
Shareholder Outreach
We believe that engagement with our shareholders is an important part of our Company’s success and have an active shareholder engagement program. Our shareholder engagement efforts help us to better understand our shareholders’ priorities and concerns and enable the Company to most effectively address issues important to our shareholders. Our Investor Relations team regularly meets with investors and investment analysts. Our head of Investor Relations communicates topics discussed and shareholder feedback to senior management and the Board for consideration in their decision-making.
In 2021, as part of our regular shareholder engagement, management participated in 12 investor conferences, over 75 virtual or in-person investor meetings, and hosted more than 400 conference calls with investors and analysts. In May 2021, we conducted an Investor Day, our first since May 2018. At this virtual event, we presented our strategic plan for future business growth, while providing financial targets for 2022 to 2024.
We engaged in dialogue with holders of more than 50% of our total shares outstanding. Additionally, we met with 60% of our top 100 investors. We engaged with investors on various topics, including:
▪ Company performance
▪ Strategic planning
▪ Sustainability
▪ Succession planning and governance
▪ Human capital management, including diversity and inclusion
▪ Shareholder proposals
We have made several enhancements to our ESG disclosures in response to shareholder feedback we received in the past year, including the disclosure of our 2018, 2019, and 2020 EE0-1 reports and the recent publication of our Human Capital Report, We Are One. We also published our initial Climate Action Plan in December 2021 outlining our approach to driving innovative climate action and responding to emerging risks affecting the rail industry. Additionally, we became the first U.S. rail to announce our commitment to achieve a net zero greenhouse gas (GHG) emissions target by 2050.
We were encouraged with the results of our say-on-pay vote at our 2021 Annual Meeting of Shareholders as we received shareholder support of 93.7% for our executive compensation program. We believe that the executive compensation decisions made in 2021 together with the revisions we made in prior years benefit shareholders and continue to align with our strategy and pay-for-performance philosophy.

Proxy Summary
Executive Compensation Highlights
▪
In 2021, seventy-five percent (75%) of the target compensation opportunity provided to Mr. Fritz and fifty-five percent (55%) of the target compensation opportunity provided to the rest of the Named Executive Officers (NEOs) was in the form of long-term incentive equity awards

▪	2021 long-term incentive awards granted in February consisted of sixty percent (60%) performance stock units and forty percent (40%) stock options
▪	Performance stock unit awards granted in 2021 were based:
•	two-thirds (2/3) on the average annual return on invested capital (ROIC) for a three-year performance period (Performance Period)
•	one-third (1/3) on the Company’s operating income growth (OIG) over the Performance Period as compared to the OIG of the companies in the S&P 100 Industrials Index and the Class I Railroads
▪	In 2021, our formula-based annual incentive plan was based on:
•	seventy percent (70%) on the attainment of specified Company financial performance goals (equally weighted between operating income and operating ratio)
•	twenty percent (20%) on the Company’s performance against pre-established strategic business objectives
•	ten percent (10%) on individual executive performance

▪	Under our formula-based annual incentive plan, performance for 2021 resulted in a payment between 117% and 119% of target for the five NEOs
▪
Based on our three-year average return on invested capital (ROIC) of 15.1% and our relative Operating Income Growth at the 48th percentile, performance stock units for the three-year performance period (2019-2021) ending in 2021 vested at 50% of target

▪
The compensation earned in 2021 by Mr. Fritz and the other NEOs, as described in the CD&A section of this Proxy Statement, reflects our policy of having a significant portion of our executives’ compensation tied to annual and long-term Company performance

UNION PACIFIC CORPORATION
1400 Douglas Street, 19th Floor
Omaha, NE 68179

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 12, 2022
INFORMATION ABOUT THE ANNUAL MEETING, VOTING AND PROXIES
Important Notice Regarding the Availability of Proxy
Materials for the Shareholder Meeting to Be Held on May 12, 2022
This Proxy Statement and our 2021 Annual Report on Form 10-K are available at www.up.com under the
“Investors” caption link by selecting “Annual Reports/Form 10-Ks/Proxy”
www.up.com/investor/annual.
Shareholders may also request a copy of this Proxy Statement and our 2021 Annual Report on Form 10-K by emailing investor.relations@up.com or by calling (402) 544-4227.
Date, Time and Place of Meeting
This Proxy Statement is being furnished to shareholders of Union Pacific Corporation (the Company) in connection with the solicitation of proxies by the Board of Directors of the Company (the Board) for use in voting at the Annual Meeting of Shareholders or any adjournment or postponement thereof (the Annual Meeting). The Annual Meeting will be held on Thursday, May 12, 2022, at 8:00 A.M., Central Daylight Time, via live audio webcast at www.virtualshareholdermeeting.com/UNP2022. This Proxy Statement and the accompanying proxy card are being distributed and made available to shareholders of the Company on March 29, 2022. As part of our precautions regarding the coronavirus pandemic, the Annual Meeting is being held solely by means of remote communication.
Record Date, Outstanding Shares and Quorum
Only holders of record of the Company’s common stock at the close of business on March 18, 2022 (the Record Date), will be entitled to vote at the Annual Meeting. On the Record Date, we had 628,387,011 shares of common stock outstanding and entitled to vote. If a majority of the shares outstanding on the Record Date are present and entitled to vote on any matter at the Annual Meeting, we will have a quorum at the Annual Meeting. Any shares represented by proxies that are marked for, against or to abstain from voting on a proposal will be counted as present for the purpose of determining whether there is a quorum.
Internet Availability of Proxy Materials
Again this year, we are using the Securities and Exchange Commission (SEC) rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials. All shareholders receiving the notice will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, the notice contains information on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis.

INFORMATION ABOUT THE ANNUAL MEETING, VOTING AND PROXIES
Accessing Proxy Materials over the Internet
Your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card will contain instructions on how to:
•	View our proxy materials for the Annual Meeting on the Internet; and
•	Instruct us to send our future proxy materials to you electronically by email or the Internet.
Our proxy materials will be available for shareholders of record during the voting period at www.proxyvote.com. From this website, you also will be able to vote prior to the Annual Meeting. To access this website, you will need your 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.
Your Notice of Internet Availability, proxy card or voting instruction card will contain instructions on how you access our proxy materials electronically and, if you currently receive paper copies of these materials, how you may request proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of distributing our proxy materials.
Voting Rights
Holders of our common stock are entitled to one vote for each full share held as of the Record Date.
Under Proposal Number 1, directors will be elected by a majority of the votes cast by the shares of common stock present at the Annual Meeting (either in person or by proxy) and entitled to vote on the election of directors, which means that a nominee will be elected if he or she receives more “for” votes than “against” votes. Pursuant to Section 9 of Article I of the Company’s By-Laws and applicable laws of the State of Utah, a nominee who does not receive more “for” votes than “against” votes will be elected to a shortened term expiring on the earlier of: (i) 90 days after the day on which the Company certifies the voting results; or (ii) the day on which a person is selected by the Board to fill the office held by the director.
Approval of Proposal Number 2 (ratification of the appointment of the independent registered public accounting firm) and Proposal Number 3 (advisory vote to approve executive compensation) requires the affirmative vote of a majority of the votes cast on the proposal (either in person or by proxy).
If your shares are held in street name (that is, through a broker, bank, trustee, nominee or other holder of record), you are considered a beneficial owner of those shares. As the beneficial owner of those shares, you have the right to direct your broker, bank, trustee, nominee or other holder of record how to vote. If you do not provide voting instructions to your broker in advance of the Annual Meeting, New York Stock Exchange (NYSE) rules allow, but do not require your broker to vote on the ratification of the independent registered accounting firm in Proposal Number 2. If you do not provide voting instructions, your broker will not have discretion to vote your shares on Proposal Numbers 1 and 3 resulting in what is referred to as broker non-votes on those matters. Accordingly, in order for your shares to be voted on all proposals, we encourage you to provide voting instructions to your broker as described in these proxy materials.
The Board recommends that you vote FOR each of the nominees in Proposal Number 1 and FOR Proposal Numbers 2 and 3.
In accordance with Utah law, abstentions and broker non-votes are not treated as votes cast and, therefore, are not counted in determining which directors are elected under Proposal Number 1 and which matters are approved under Proposal Numbers 2 and 3.

INFORMATION ABOUT THE ANNUAL MEETING, VOTING AND PROXIES
Solicitation and Voting of Proxies
Whether you hold shares directly as a shareholder of record or in street name (that is, through a broker, bank, trustee, nominee or other holder of record), you may direct how your shares are voted without participating in the Annual Meeting. There are three ways to vote by proxy:
•
Via the Internet — Shareholders who have received a Notice of Internet Availability of Proxy Materials by mail may submit proxies over the Internet by following the instructions on the notice. Shareholders who have received proxy materials by email may submit proxies over the Internet by following the instructions included in the email. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•
By Telephone — Shareholders of record who live in the United States or Canada may submit proxies by telephone by calling 1-800-690-6903 and following the instructions. Shareholders of record who have received a Notice of Internet Availability of Proxy Materials by mail must have the control number that appears on their notice available when voting. Shareholders of record who have received a proxy card by mail must have the control number that appears on their proxy card available when voting. Shareholders who hold shares in street name who have received proxy materials by email must have the control number included in the email available when voting.

•
By Mail — Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.

If you sign and return your proxy card but do not give any voting instructions, your shares will be voted “FOR” the election of each of the director nominees listed in Proposal Number 1 below, “FOR” Proposal Number 2 and “FOR” Proposal Number 3. To our knowledge, no other matters will be presented at the Annual Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.
Confidential Voting Policy
The Board maintains a confidential voting policy pursuant to which Broadridge Financial Services, Inc. (Broadridge) receives shareholder proxies or voting instructions, and representatives of Broadridge, serving as independent inspectors of election, certify the vote. Proxies, as well as telephone and Internet voting instructions, will be kept confidential from management (except in certain cases where it may be necessary to meet legal requirements, including a contested proxy solicitation or where a shareholder writes comments on the proxy card). Reports concerning the vote may be made available to the Company, provided such reports do not reveal the vote of any particular shareholder.
Revocation of Proxies
After you submit your proxy you may revoke it at any time before voting takes place at the Annual Meeting. You can revoke your proxy in two ways: (i) deliver to the Secretary of the Company a written notice, dated later than the proxy you want to revoke, stating that the proxy is revoked or (ii) submit new telephone or Internet instructions or deliver a validly executed later-dated proxy. For this purpose, communications to the Secretary of the Company should be addressed to 1400 Douglas Street, 19th Floor, Omaha, Nebraska 68179 and must be received before the time that the proxy you wish to revoke is voted at the Annual Meeting. Please note that if your shares are held in street name (that is, a broker, bank, trustee, or nominee or other holder of record holds your shares on your behalf) and you wish to revoke a previously granted proxy, you must contact that entity and submit new voting instructions to your broker, bank, trustee, nominee or other holder of record. You may also revoke your proxy by attending and voting during the Annual Meeting before the polls are closed.

INFORMATION ABOUT THE ANNUAL MEETING, VOTING AND PROXIES
Expenses of Solicitation
The Company will pay the entire cost of preparing, printing, mailing and distributing the notices and proxy materials and soliciting votes. In addition to the mailing of the notices and proxy materials, proxies may be solicited by personal interview, telephone and electronic communication by the directors, officers and employees of the Company acting without special compensation. We also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the street name holders of shares held of record by such individuals, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. In addition, the Company engaged Morrow Sodali, LLC, 470 West Avenue, Stamford, CT 06902, to solicit proxies on its behalf. The anticipated fees of Morrow Sodali LLC are $17,500, plus certain other customary fees and expenses.
Attending the Annual Meeting
This year’s Annual Meeting is being held solely by means of remote communication, and shareholders may not physically attend the meeting. Shareholders of record as of the record date may attend, participate in, vote at, and listen to the Annual Meeting via live audio webcast via the Internet at www.virtualshareholdermeeting.com/UNP2022 when you enter your 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. Instructions on how to access the Annual Meeting via the live audio webcast are posted at www.virtualshareholdermeeting.com/UNP2022. If your shares are held in street name and your voting instruction form or Notice of Internet Availability of Proxy Materials indicates that you may vote those shares through the www.proxyvote.com website, then you may access, participate in, and vote at the Annual Meeting with the 16-digit control number indicated on that voting instruction form or Notice of Internet Availability of Proxy Materials. Otherwise, shareholders who hold their shares in street name should contact their bank, broker, or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting.
Access to the meeting will begin approximately 15 minutes before the scheduled meeting time, and you are encouraged to log on early to test your access. If you have technical problems accessing the annual meeting, you may contact the technical support number that will be posted on the virtual shareholder meeting log-in page.
Shareholders will be provided an opportunity to ask questions in advance of and during the Annual Meeting. We will only respond to questions that relate to the Company or the matters being presented at the Annual Meeting, and that otherwise comply with the rules of conduct that will be posted on the Annual Meeting website. We may group similar questions together and present a combined response. In the event that we are not able to respond to all proper questions that are submitted during the meeting, we will post responses on our Investor Relations website as soon as practical following the Annual Meeting.
Information Regarding the Company
References to the Company’s website included in this Proxy Statement and in the Company’s 2021 Annual Report on Form 10-K are provided as a convenience and do not constitute, and should not be deemed, an incorporation by reference of the information contained in, or available through, the website.

PROPOSAL NUMBER 1 – Election of Directors
The Board currently consists of twelve members. At the recommendation of the Corporate Governance and Nominating Committee, the Board has nominated Mses. Edison, Finley, Hopkins and Lute and Messrs. DeLaney, Dillon, Fritz, McCarthy, Villarreal and Williams for election as directors. Each of the ten nominees currently serve as a director of the Company. Each of the nominees has consented to being named as a nominee and to serve if elected. If any nominee(s) for director for any reason becomes unavailable for election, it is intended that discretionary authority will be exercised by the persons named in the enclosed proxy in respect of the election of such other person(s) as the Board shall nominate.
Thanks to Our Retiring Directors. Andrew H. Card, Jr. and Thomas F. McLarty III, both valued members of our Board, will retire from the Board at the Annual Meeting and will not stand for re-election. The Board wishes to thank Messrs. Card and McLarty for their years of dedicated service and work on behalf of the Company and its shareholders.
Vote Required for Approval
Directors will be elected by a majority of the votes cast by the shares present at the Annual Meeting and entitled to vote on the election of directors, which means that a nominee will be elected if he or she receives more “for” votes than “against” votes. Pursuant to Section 9 of Article I of the Company’s By-Laws and applicable laws of the State of Utah, if a nominee does not receive more “for” votes than “against” votes, he or she will be elected to a shortened term that terminates on the earlier of: (i) 90 days after the day on which the Company certifies the voting results; or (ii) the day on which a person is selected by the Board to fill the office held by the director.
The Board recommends a vote FOR the election of each of the nominated directors.
Directors/Nominees
The following identifies the Company’s nominees for election to the Board. Each of the nominees currently serves as a director. Each nominee, if elected, will serve for a term of one year or until his or her successor is elected and qualified.

PROPOSAL NUMBER 1 – Election of Directors
WILLIAM J. DELANEY	INDEPENDENT
AGE: 66 DIRECTOR SINCE: 2018 COMMITTEES:	EXPERIENCE
Former Chief Executive Officer Sysco Corporation

Most recently, Mr. DeLaney served as Chief Executive Officer of Sysco Corporation (Sysco), a food marketing and distribution company, from March 2009 until his retirement in December 2017. Prior to that, Mr. DeLaney served in various other roles for Sysco, including Executive Vice President and Chief Financial Officer, and then President.

Mr. DeLaney has valuable business and strategic leadership experience, as well as knowledge of rail operations from a customer perspective, due to serving as the Chief Executive Officer of Sysco. Additionally, Mr. DeLaney has an extensive finance background, having also previously acted as Sysco’s Chief Financial Officer, and has significant experience serving on the boards of other public companies.

OTHER PUBLIC DIRECTORSHIPS (within the last 5 years)
CURRENT • Cigna Corporation (since 2018) FORMER • Sanmina Corporation (2018-2019) • Sysco Corporation (2009-2017) • Express Scripts Holding Company (2011-2018) (acquired by Cigna Corporation in 2018)
DAVID B. DILLON	INDEPENDENT
AGE: 70 DIRECTOR SINCE: 2014 COMMITTEES:	EXPERIENCE
Former Chairman and CEO The Kroger Co.

Most recently, Mr. Dillon served as the Chairman of the Board of the Kroger Co. (Kroger), and as the Chief Executive Officer of Kroger. Prior to that, Mr. Dillon served in various other roles with Kroger, including President, and Executive Vice President, and he also served as President for Dillon Companies, Inc.

Mr. Dillon has valuable retail business and strategic leadership experience as a result of his role as Chief Executive Officer of Kroger. Additionally, Mr. Dillon has a demonstrated ability to understand complex logistics operations, and skills in financial audit matters, as well as extensive experience serving on the boards of other public companies.

OTHER PUBLIC DIRECTORSHIPS (within the last 5 years)
CURRENT • 3M Company (since 2015)

PROPOSAL NUMBER 1 – Election of Directors
SHERI H. EDISON	INDEPENDENT
AGE: 65 DIRECTOR SINCE: 2021 COMMITTEES: *Appointment effective upon election at the May 12, 2022 Annual Meeting of Shareholders	EXPERIENCE
Former Executive Vice President and General Counsel Amcor plc

Most recently, Ms. Edison served as the Executive Vice President and General Counsel of Amcor plc, a global packaging company, from 2019 until her retirement in June 2021. Prior to that, Ms. Edison was the Senior Vice President, Chief Legal Officer and Secretary for the Bemis Company, Inc., also a global packaging company, from 2017 until it was acquired by Amcor in 2019, and as its Vice President, General Counsel and Secretary from 2010 to 2016. She also served as the Senior Vice President, Chief Administrative Officer of Hill-Rom Holdings, Inc, a global medical device company, from 2007 to 2010 and its Vice President, General Counsel and Secretary from 2004 to 2007. Ms. Edison began her career as an attorney in private practice.

Ms. Edison has substantial legal, regulatory, compliance, corporate governance and international business expertise due to her experience as a general counsel and her service in other roles at publicly traded manufacturing companies in the medical device and packaging industries. Additionally, Ms. Edison brings to the Board her extensive experience in the areas of strategy and risk management, as well as valuable experience serving on the boards of other public companies.

OTHER PUBLIC DIRECTORSHIPS (within the last 5 years)
CURRENT • Cardinal Health (since 2020) FORMER • AK Steel (2014-2020)
TERESA M. FINLEY	INDEPENDENT
AGE: 60 DIRECTOR SINCE: 2022 *Appointment effective upon election at the May 12, 2022 Annual Meeting of Shareholders	EXPERIENCE
Former Chief Marketing and Business Services Officer United Parcel Service, Inc.

Ms. Finley was a Senior Advisor for Boston Consulting Group, a global management consulting firm, from 2019 until November 2021. Prior to that, Ms. Finley served as the Chief Marketing and Business Services Officer for United Parcel Service, Inc. (UPS), a global package delivery company and leading provider of specialized transportation logistics services, from 2015 until her retirement from UPS in 2017. During her more than 30 years of experience with UPS, Ms. Finley’s prior roles included Treasurer & Vice President of Finance, Corporate Controller, Vice President, Investor Relations, and leadership positions in UPS’s business units.

Ms. Finley brings to the Board a deep understanding of how finance, investor relations, marketing, technology, and pricing operate in a complex organization that is at the center of global supply chains. Additionally, Ms. Finley possesses transportation and logistics expertise in the areas of marketing, pricing and financial strategy and has public board experience.

OTHER PUBLIC DIRECTORSHIPS (within the last 5 years)
CURRENT • TriMas Corporation (since 2020)

PROPOSAL NUMBER 1 – Election of Directors
LANCE M. FRITZ	MANAGEMENT
AGE: 59 DIRECTOR SINCE: 2015	EXPERIENCE
Chairman, President and Chief Executive Officer Union Pacific Corporation and Union Pacific Railroad Company

Mr. Fritz is currently serving as the Chairman, President and Chief Executive Officer of the Company and the Railroad, and has held these roles since 2015. Prior to that Mr. Fritz served in various roles for the Railroad, including President and Chief Operating Officer, Executive Vice President-Operations, Vice President-Labor Relations, and several other executive positions in the Railroad’s operating and marketing and sales departments.

Mr. Fritz has extensive operational and managerial experience, as well as a deep institutional knowledge and track record of success, due to his lengthy tenure with the Company and the Railroad.

OTHER PUBLIC DIRECTORSHIPS (within the last 5 years)
CURRENT • Parker Hannifin Corporation (since 2021)
DEBORAH C. HOPKINS	INDEPENDENT
AGE: 67 DIRECTOR SINCE: 2017 COMMITTEES:	EXPERIENCE
Former Chief Executive Officer Citi Ventures and Former Chief Innovation Officer Citi

Most recently, Ms. Hopkins was the Chief Executive Officer of Citi Ventures and the Chief Innovation Officer of Citigroup, Inc., a global investment bank and financial services corporation, holding both positions from 2008 to 2016. Prior to that Ms. Hopkins served in various roles with Citigroup, including Chief Operations and Technology Officer, Senior Advisor to Corporate and Investment Bank and Head of Corporate Strategy. Ms. Hopkins also has served as Chief Financial Officer for each of Lucent Technologies and The Boeing Company and has served in various roles for General Motors Company, including Vice President of Finance, Europe and General Auditor, and as the Corporate Controller for Unisys Corporation.

Ms. Hopkins has significant experience in finance, technology and innovation due to her various leadership positions overseeing those areas at multinational companies. Additionally, Ms. Hopkins has extensive experience serving on the boards of other public companies, including, in addition to those listed below, DuPont.

OTHER PUBLIC DIRECTORSHIPS (within the last 5 years)

CURRENT
• Bridge Investment Group Holdings Inc. (since 2021)
• Compass Digital Acquisition Corp. (since 2021)
• Marsh and McLennan Companies (since 2017)

FORMER
• Virtusa Corporation (2018-2021)
• Qlik Technologies Inc. (2011-2016)

PROPOSAL NUMBER 1 – Election of Directors
JANE H. LUTE	INDEPENDENT
AGE: 65 DIRECTOR SINCE: 2016 COMMITTEES:	EXPERIENCE
Strategic Advisor SICPA, North America

Ms. Lute is currently serving as a Strategic Advisor for SICPA, North America, a global provider of security inks, having previously served as its President and Chief Executive Officer; a Special Advisor to the Secretary-General of the United Nations, where she has held several position in peacekeeping and peace building; and as a Director for the Center for Internet Security (CIS), an operating nonprofit organization focused on developing cyberdefense best practices and home of the Multi-State Information Sharing and Analysis Center providing cyber security services for state, local, tribal and territorial governments; and has held such positions since 2017, 2016 and 2015 respectively. Prior to that, Ms. Lute served as the Chief Executive Officer for CIS from 2015 to 2016, and has also served as the Deputy Secretary for the U.S. Department of Homeland Security, and on the National Security Council Staff under Presidents George H.W. Bush and William Jefferson Clinton. Ms. Lute has also served in the United States Army.

Ms. Lute has unique and invaluable knowledge and leadership experience that she has gained through her extensive military and government service, including her service at the U.S. Department of Homeland Security and the United Nations. Additionally, she has expertise with cyber security matters developed through her role as Chief Executive Officer of CIS.

OTHER PUBLIC DIRECTORSHIPS (within the last 5 years)
CURRENT • Shell plc (since 2021) • Marsh and McLennan Companies (since 2020) FORMER • Atlas Worldwide Holdings, Inc. (2018-2021)
MICHAEL R. MCCARTHY	INDEPENDENT | LEAD DIRECTOR
AGE: 70 DIRECTOR SINCE: 2008 COMMITTEES:	EXPERIENCE
Chairman McCarthy Group, LLC and Co-Chairman Bridges Trust Company

Mr. McCarthy is currently serving as Chairman of McCarthy Group, LLC, a private investment group which he co-founded in 1986, and as Co-Chairman of Bridges Trust Company, a wealth management firm, since 2021. Mr. McCarthy also currently serves as the Company’s lead independent director, and has served in that role since 2016.

Mr. McCarthy has extensive experience providing strategic and operational advice to businesses in various sectors of the economy, as well as financial expertise and a valuable background in leading successful investment companies, gained through founding and serving as Chairman of McCarthy Group, LLC and serving as Co-Chairman of Bridges Trust Company. Additionally, Mr. McCarthy has significant experience serving on the boards of other public companies.

OTHER PUBLIC DIRECTORSHIPS (within the last 5 years)
FORMER • Cabela’s Incorporated (1996-2017)

PROPOSAL NUMBER 1 – Election of Directors
JOSE H. VILLARREAL	INDEPENDENT
AGE: 68 DIRECTOR SINCE: 2009 COMMITTEES:	EXPERIENCE
Retired Advisor Akin, Gump, Strauss, Hauer & Feld LLP

Most recently, Mr. Villarreal served as a non-employee advisor with Akin, Gump, Strauss, Hauer & Feld LLP, an international law firm, and was previously a partner at the firm. Mr. Villareal also previously served as Assistant Attorney General for the Public Finance Division of the Texas Attorney General’s Office, and has served in senior roles in numerous presidential campaigns, as well as in the role of United States Commissioner General to the Shanghai 2010 World Expo.

Mr. Villarreal has valuable legal, regulatory and compliance expertise, as well as extensive government affairs experience gained from his service in state and federal public offices, his involvement in presidential campaigns, and as a partner with Akin, Gump, Strauss Hauer & Feld, LLP. Additionally, Mr. Villarreal has significant service and experience on boards of other public companies, including PMI Group, Inc., First Solar, Inc. and Walmart Inc.

CHRISTOPHER J. WILLIAMS	INDEPENDENT
AGE: 64 DIRECTOR SINCE: 2019 COMMITTEES:	EXPERIENCE
Chairman Siebert Williams Shank & Co.

Mr. Williams is currently serving as the Chairman of Siebert Williams Shank & Co., LLC, an investment banking and financial services company, and has held this position since November 4, 2019, when The Williams Capital Group, L.P. and Williams Capital Management, LLC (collectively Williams Capital), an investment banking and financial services firm that Mr. Williams founded, merged with Siebert Cisneros Shank & Co., L.L.C. Prior to the merger, Mr. Williams served as the Chairman and Chief Executive Officer of Williams Capital, holding that position since the company’s formation in 1994. Mr. Williams also previously worked at Jeffries and Company and Lehman Brothers.

Mr. Williams has extensive financial, accounting and strategic knowledge gained during his years of experience in investment banking and finance, as well as valuable executive management and leadership experience due to his role as Chairman and Chief Executive Officer of Williams Capital. Additionally, he has significant experience serving on the boards of other public companies, including, in addition to those listed below, Walmart Inc.

OTHER PUBLIC DIRECTORSHIPS (within the last 5 years)
CURRENT • Ameriprise Financial (since 2016) • The Clorox Company (since 2015) FORMER • Caesars Entertainment Corporation (2003-2019)

PROPOSAL NUMBER 1 – Election of Directors
Director Qualifications and Experience
The Corporate Governance and Nominating Committee considered the character, experience, qualifications and skills of each director nominee when determining whether he or she should serve as a director of the Company. Consistent with the stated criteria for director nominees described on page 23 below and included in the Company’s Corporate Governance Guidelines and Policies, the Committee determined that each director nominee exhibits a high degree of integrity, has significant professional accomplishments, and has proven leadership experience. Each director nominee is or has been a leader in his or her respective field and brings diverse talents and perspectives to the Board. The Committee also considered the experience and qualifications that each director nominee brings to the Board outlined above in each director’s biographical information, as well as service on boards of other public companies.
The Committee utilizes the following list of skills and qualifications identified in the table below that are particularly relevant to the Company when evaluating director nominees, both from an individual and collective standpoint. The fact that a particular skill or qualification is not designated does not mean the director nominee does not possess that particular attribute. Rather, the skills and qualifications noted below are those reviewed by the Corporate Governance and Nominating Committee and the Board in making nomination decisions and as part of the Board succession planning process. We believe the combination of the skills and qualifications shown below demonstrates how the Board is well-positioned to provide strategic oversight and guidance to management.

PROPOSAL NUMBER 1 – Election of Directors
Board Refreshment
The Corporate Governance and Nominating Committee is responsible for developing and periodically reviewing and recommending to the Board the appropriate skills and characteristics required of Board members in the context of the current composition of the Board. Such criteria, as described in the Company’s Corporate Governance Guidelines and Policies, include: business and management experience; familiarity with the business; customers and suppliers of the Company; varying and complementary talents, backgrounds and perspectives; diversity (inclusive of gender, race, ethnicity and national origin); and relevant legal, regulatory and stock exchange requirements applicable to the Board and certain of its Committees.
All potential new Board candidates should exhibit a high degree of integrity and ethics consistent with the values of the Company and the Board. In all our director nominee searches, the Committee is committed to actively seeking out highly qualified women (Mses. Edison, Finley, Hopkins and Lute) and other diverse candidates (Ms. Edison and Messrs. Villarreal and Williams), for consideration as nominees to the Board. The Committee ultimately seeks to identify and nominate candidates with diverse talents, backgrounds and perspectives who will enhance and complement the skills and expertise of the Board and satisfy the Board membership criteria included in the Company’s Corporate Governance Guidelines and Policies. In determining the independence of a candidate, the Committee relies upon the independence standards adopted by the Board. In addition, the Committee requires that all candidates:
•	Exhibit a high degree of integrity and ethics consistent with the values of the Company and the Board;
•	Have demonstrable and significant professional accomplishments; and
•	Have effective management and leadership capabilities.
The Committee also values familiarity with the rail transportation industry and considers the number of other public boards on which candidates serve when determining whether the individual circumstances of each candidate will allow the candidate sufficient time to effectively serve on the Board and contribute to its function and activities.
The Committee meets each year to consider the inclusion of nominees in the Company’s proxy statement. During this meeting, the Committee considers each nominee by:
•	Reviewing relevant information provided by the nominee in his or her Company questionnaire;
•	Applying the criteria listed above; and
•	Assessing the performance of the Board and each nominee during the previous year with respect to current members of the Board.
As part of the Committee’s oversight of the Board’s self-evaluation process, the Committee assesses the effectiveness of the criteria listed above when evaluating all new director candidates and when assessing the composition of the Board. The Committee will consider candidates recommended by shareholders under the same standards after concluding that any such recommendations comply with the requirements outlined below. During 2021, the Company retained the services of Heidrick & Struggles to help identify and evaluate suitable director candidates. Mses. Edison and Finley were first identified as director candidates by non-management directors.

PROPOSAL NUMBER 1 – Election of Directors
Board Tenure
We believe that Board tenure diversity is important, and directors with many years of service provide the Board with a deep knowledge of our Company, while newer directors lend fresh perspectives. The charts below reflect the Board tenure of our current directors and the tenure of our director nominees standing for election at the Annual Meeting. The average tenure of all directors currently serving on our Board is 7.3 years. Excluding Mr. Card and Mr. McLarty, who will retire from our Board in May and who are not standing for re-election, the average tenure of our Board nominees is 5.8 years.

Evaluation of Board and Committee Effectiveness and Performance
The Corporate Governance and Nominating Committee is responsible for overseeing the annual self-evaluation process of the Board and its committees, which is used by the Board and each committee to assess their effectiveness, their performance and opportunities for improvement. In addition, each committee reviews its Charter annually and reports to the Corporate Governance and Nominating Committee and the Board on its self-evaluation and review of its Charter.
During 2021, the Board and committee evaluation process involved the distribution of a self-assessment questionnaire to all Board and committee members inviting a review and written comments on all aspects of the Board and each committee’s role and responsibilities, as well as director performance and Board dynamics. Comments solicited related to a holistic review of how the Board can improve its key functions overseeing the Company’s overall governance and the enterprise risk profile of the Company, approving the Company’s strategic plan, monitoring strategy implementation and generally overseeing management’s operations of the business. In particular, for both the Board and the relevant committee, the process solicited ideas from directors about (i) improving prioritization of issues, (ii) improving quality of Board and committee discussions on key matters, (iii) identifying specific issues that should be discussed in the future, and (iv) identifying any other matters of importance to the functioning of the Board or committee.
The Corporate Governance and Nominating Committee will provide oversight for each committee and the Board as the directors continue discussing the results of this evaluation and work to address the recommendations.

PROPOSAL NUMBER 1 – Election of Directors
Consideration of Director Nominees and Proxy Access
The Company’s By-Laws provide for “proxy access” for certain director candidates nominated by shareholders. Under the By-Laws, a shareholder or group of shareholders who have continuously held for three years a number of shares of Company common stock equal to three percent of the outstanding shares of Company common stock may request that the Company include in the Company’s proxy materials director nominees representing up to the greater of two directors or 20% of the current number of directors. Eligible shareholders wishing to have such candidates included in the Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders should provide the information specified in the By-Laws to the Secretary of the Company in writing during the period beginning on October 30, 2022 and ending on November 29, 2022, and should include the information and representations required by the proxy access provisions set forth in the Company’s By-Laws.
The Corporate Governance and Nominating Committee will consider and evaluate individuals for service on the Board suggested by directors and other interested parties. Shareholders desiring to recommend candidates for consideration at the 2023 Annual Meeting should advise the Secretary of the Company in writing during the period beginning on January 12, 2023 and before the close of business on February 11, 2023, and should include the following information required by the nomination procedures set forth in the Company’s By-Laws, as well as any other information that would assist the Committee in evaluating the recommended candidates: (i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation of the candidate, and (iii) the number of shares of Company common stock beneficially owned by the candidate. A shareholder should also provide (i) his or her name and address, (ii) the number of shares of Company common stock beneficially owned by such shareholder, (iii) a description of all arrangements between himself or herself and the candidate and any other person pursuant to which the recommendation for nomination is being made, and (iv) the candidate’s written consent agreeing to any resulting nomination and to serve as a director if elected. The By-Laws are available on the Company’s website at www.up.com/investors/governance, and shareholders may obtain a printed copy by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement.

BOARD CORPORATE GOVERNANCE MATTERS
We are committed to implementing and following high standards of corporate governance, which we believe are important to the success of our business and create shareholder value. The Board has adopted Corporate Governance Guidelines and Policies, and, with ongoing input from the Corporate Governance and Nominating Committee, will continue to assess the appropriateness of these guidelines and policies and implement such changes and adopt such additions as may be necessary or desirable to promote the effective governance of the Company. We post these guidelines and policies on our website at www.up.com/investors/governance.
Director Independence
To assist it in making determinations of a director’s independence, the Board has adopted the independence standards set forth below. The Board affirmatively determined that former director, Mr. Patel, and all remaining directors, except for Mr. Fritz, Mses. Edison, Finley, Hopkins and Lute and Messrs. Card, DeLaney, Dillon, McCarthy, McLarty, Villarreal and Williams, have no material relationship with the Company or any of its consolidated subsidiaries, including Union Pacific Railroad Company (the Railroad), (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and are independent within the meaning of the applicable listing standards of the NYSE and the Director Independence Standards adopted by the Board.
Additionally, the Board determined that all Board Committees are comprised entirely of independent directors and that all members of the Audit Committee, Compensation and Benefits Committee and Finance Committee meet the additional independence standards applicable to such committee members as set forth below.
The Board’s independence determination included a review of the payments over the last three years between the Railroad and LyondellBasell Industries, N.V. (LyondellBasell). Mr. Patel was the Chief Executive Officer of LyondellBasell until December 31, 2021, and a director of the Company until May 13, 2021. LyondellBasell paid the Railroad approximately $180 million, $127 million, and $127 million for transportation services in 2021, 2020 and 2019 respectively. These amounts were significantly less than 2% of LyondellBasell’s consolidated gross revenues for any of the past three years (0.4% for 2021, 0.5% for 2020 and 0.4% for 2019).
The Board reviewed the Railroad’s donation of the George Bush Locomotive (U.P No. 4141) to The George H. W. Bush Presidential Library and Museum. Mr. Card, a director of the Company, is a board member of the George and Barbara Bush Foundation. The Railroad incurred approximately $1.7 million to retire and donate the locomotive to the George H. W. Bush Presidential Library and Museum.
The Board also reviewed a payment made in 2019 to The Williams Capital Group, L.P. (Williams Capital). Mr. Williams is the Chairman of Siebert Williams Shank & Co., the successor to Williams Capital. The Company paid Williams Capital $87,500 in fees to serve as a co-manager in a July 2019 debt transaction. The Board noted that this payment was significantly less than 2% of Williams Capital’s consolidated gross revenues.
Director Independence Standards
An “independent” director is a director whom the Board has affirmatively determined has no material relationship with the Company or any of its consolidated subsidiaries either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Accordingly, a director is also not independent if:
(1)
the director is, or within the last three years has been, an employee of the Company or an immediate family member of the director is, or within the last three years has been, an executive officer of the Company;

(2)
the director (a) or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) is a current employee of such a firm; (c) has an immediate family member who is a current employee of such firm and personally works on the Company’s audit; or (d) or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(3)
the director, or a member of the director’s immediate family, is, or within the last three years has been, an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee;

BOARD CORPORATE GOVERNANCE MATTERS
(4)
the director, or a member of the director’s immediate family, received or has received during any 12-month period within the last three years any direct compensation from the Company in excess of $120,000, other than compensation for Board service and pension or other forms of deferred compensation for prior service with the Company, and compensation received by the director’s immediate family member for service as a non-executive employee of the Company;

(5)
the director is a current employee of a company, including a professional services firm, that has made payments to or received payments from the Company, or during any of the last three years has made payments to or received payments from the Company, for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s or firm’s consolidated gross revenues;

(6)
a member of the director’s immediate family is a current executive officer of another company, or a partner, principal or member of a professional services firm, that has made payments to or received payments from the Company, or during any of the last three fiscal years has made payments to or received payments from the Company, for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s or firm’s consolidated gross revenues; and

(7)
the director is an executive officer, director or trustee of a non-profit organization to which the Company or Union Pacific Foundation makes, or within the last three years has made, payments that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues (amounts that the Company or Union Pacific Foundation contribute under matching gifts programs are not included in the payments calculated for purposes of this standard).

For purposes of these standards, an “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.
Audit Committee and Compensation and Benefits Committee Independence Criteria
In addition to the Board’s Director Independence Standards above, a director is not considered independent for purposes of serving on the Audit Committee or the Compensation and Benefits Committee, and may not serve on such committees, if the director: (a) accepts, directly or indirectly, from the Company or any of its subsidiaries, any consulting, advisory, or other compensatory fee, other than Board and committee fees and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company; or (b) is an “affiliated person” of the Company or any of its subsidiaries; each as determined in accordance with NYSE and SEC rules and regulations.

BOARD CORPORATE GOVERNANCE MATTERS
Related Party Policy and Procedures
Under the Company’s Related Party Policy, transactions with related parties are subject to approval by the Corporate Governance and Nominating Committee (the Committee). Transactions subject to Committee review and approval include any transaction in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is a participant, and (iii) any related party will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).
“Related party” is defined under the policy as any (i) person who is or was during the last fiscal year an executive officer or director of the Company or nominee for election as a director, (ii) greater than 5% beneficial owner of the Company’s common stock, or (iii) immediate family member of any of the foregoing. “Immediate family” member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).
In determining whether to approve or ratify a transaction, the Committee will consider, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Committee will not approve any transaction if it determines it to be inconsistent with the interests of the Company and its shareholders.
Under the Related Party Policy, the Committee has pre-approved certain transactions. Such transactions include (i) any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), direct or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues and the related party does not otherwise have a direct economic interest in the transaction; and (ii) any charitable contribution, grant or endowment by the Company or the Company’s foundation to a charitable organization, foundation, or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts.
Additionally, the Board has delegated to the Chair of the Committee the authority to approve any transaction with any related party in which the aggregate amount involved is expected to be less than $1 million. At each regularly scheduled meeting of the Committee, a summary of each new transaction approved will be provided to the Committee for its review.
Related Party Transactions in 2021
Since 1994, the Railroad has historically and routinely done business with Omaha Track, Inc. and its related companies (Omaha Track). Kelvin Whited, who became the Chief Financial Officer of Omaha Track in July 2015, is the spouse of Elizabeth F. Whited, who became the Company’s Executive Vice President Sustainability and Strategy in February 2022 and was previously the Executive Vice President and Chief Human Resource Officer from August 2018 to January 2022.
In 2021, the Railroad paid Omaha Track or its affiliates approximately $21.8 million for tie disposal services, on-track scrap metal removal, and railcar repairs. All of these transactions are managed by the Railroad’s Supply Department and Ms. Whited has no involvement in these matters.
Omaha Track has been a transload provider to customers of the Railroad for transload shipments of various materials. The Railroad paid Omaha Track approximately $63,650 in 2021 in connection with these transload services. Ms. Whited is not involved in any commercial or rate discussions involving Omaha Track.
The Railroad provides transportation services to LyondellBasell. Mr. Patel was the Chief Executive Officer and a director of LyondellBasell until December 31, 2021, and a director of the Company until May 13, 2021. Payments to the Railroad over the last three years from LyondellBasell are detailed on page 26 of this Proxy Statement.
April Rocker, Senior Manager Signal Design, is the spouse of Kenny G. Rocker, who became the Company’s Executive Vice President Marketing and Sales on August 15, 2018. Ms. Rocker has been employed by the Railroad since March 1, 2004. Ms. Rocker’s taxable compensation from the Railroad in 2021 was approximately $121,000.
These transactions were approved by the Corporate Governance and Nominating Committee pursuant to the Company’s Related Party Policy.

BOARD CORPORATE GOVERNANCE MATTERS
Board Leadership Structure
The Board believes it is in the best interest of the Company for the Board to periodically evaluate the leadership structure of the Company and make a determination regarding whether to separate or combine the roles of Chairman and CEO based on circumstances at the time of its evaluation. By retaining flexibility to adjust the Company’s leadership structure, the Board is best able to provide for appropriate management and leadership of the Company and address any circumstances the Company may face. In accordance with the Company’s Corporate Governance Guidelines and Policies, the Board annually will elect a Chairman of the Board, who may or may not be the CEO of the Company. Additionally, the Guidelines provide that if the individual elected as Chairman of the Board is not an independent director, the independent directors also will elect a lead independent director.
The Board determined that having a combined Chairman and CEO at this time best allows the Board and management to focus on the oversight and implementation of the Company’s strategic initiatives and business plan to efficiently and effectively protect and enhance the Company’s long-term success and shareholder value.
In addition, the independent directors of the Board elected Mr. McCarthy as the lead independent director with the following responsibilities:
✔	Preside at meetings of the Board at which the Chairman and CEO are not present, including executive sessions of the independent directors;
✔	Approve the flow of information sent to the Board, and approve the agenda, schedule and what materials are sent for the Board meetings;
✔	Serve as the liaison between the independent directors and the Chairman and CEO;
✔	Be available for consultation and communication with major shareholders as appropriate;
✔	Oversee the process of evaluating and compensating the Chairman and CEO (in conjunction with the Compensation and Benefits Committee);
✔	Assure that a succession plan is in place for the Chairman and CEO, as well as the lead independent director;
✔	Authorize or recommend the retention of consultants who report directly to the full Board; and
✔	Assist the Board and Company officers in compliance with, and implementation of, the Company’s governance guidelines and policies.
The independent directors conducted executive sessions at all Board meetings in 2021. Mr. McCarthy also has the authority to call executive sessions of the independent directors. The Board has adopted a number of strong corporate governance practices that provide effective, independent oversight of management, including:
✔	Holding executive sessions of the non-management, independent directors after every Board meeting;
✔	Providing that only independent directors serve on key Board committees; and
✔	Conducting an annual performance evaluation of the Chairman and CEO by the independent directors.
The Board believes that the current leadership structure and succession planning coupled with an active lead independent director provides effective oversight of management and responsiveness to shareholders, while also continuing the solid leadership of the Company and the Board necessary to effect execution of the Company’s strategic plans.

BOARD CORPORATE GOVERNANCE MATTERS
Risk Oversight of the Company
The Board of Directors is responsible for overseeing the assessment and management of the critical enterprise risks affecting the Company. Management identifies and prioritizes enterprise risks (included in the risk factors disclosed in our Annual Report on Form 10-K) and reviews them with the Board at least once a year to answer any questions and obtain input related to mitigation strategies and categories of risk. The Board has delegated to the Audit Committee primary responsibility for oversight of risks related to financial and operational controls of the Company, as well as compliance, regulatory, safety, sustainability, climate, and cyber risks. The Audit Committee regularly receives reports throughout the year from the chief compliance officer and the senior executives responsible for financial reporting processes, safety and compliance, cybersecurity, and environmental and litigation matters. Additionally, the senior executives responsible for implementation of appropriate mitigation strategies for the Company’s top enterprise risks provide reports and updates directly to the Audit Committee and/or the Board throughout the year.
The Audit Committee also oversees the Company’s internal audit of enterprise risks selected for review and evaluation based upon the Company’s annual risk assessment model with the purpose of evaluating the effectiveness of mitigating controls and activities of Company personnel. The Company’s internal auditors present to the Audit Committee findings regarding the mitigating controls and processes for the enterprise risks selected for review. The Audit Committee, in turn, reports those findings to the entire Board.
To address and mitigate cybersecurity risks, our Senior Vice President- Information Technologies and Chief Information Officer and our Assistant Vice President and Chief Information Security Officer lead a team responsible for establishing enterprise-wide security strategy, standards, architecture, policies and processes, and report to the Board or Audit Committee at each of its regularly scheduled meetings. The team has robust processes and redundancies in place to prevent, detect and respond to potential threats. We also perform regular vulnerability scanning and system penetration testing to validate our security controls and assess our infrastructure and applications. All management employees take mandatory periodic security awareness training that includes information on data security policies and procedures, which is supplemented by Company-wide testing initiatives, including periodic phishing tests. Our risk-based information security program is designed to align our defenses and resources to identify, assess and address more likely and more damaging potential vulnerabilities, to provide support for our organizational mission and operational objectives, and to position us to detect, mitigate, and recover from a wide variety of potential attacks in a timely fashion.
We have recently defined climate risk as part of our enterprise risk management program. To address climate risk, our enterprise risk management program provides for the review, monitoring and mitigation of climate change risks and how these risks may affect the Company’s ability to participate in emerging commodity or financial markets or impact rail’s environmental advantage over other modes of transportation. The Audit Committee and our Board receive updates on Company activities and mitigation strategies related to climate risk.
The Nominating and Corporate Governance Committee monitors the allocation of risk and sustainability oversight among the Board and its Committees, as well as overseeing policies to address human rights risks in the Company’s supply chain. It also annually reviews the Company’s political activities and political activity reporting. The Compensation and Benefits Committee is responsible for assessing risks arising from the Company’s compensation policies and programs and oversees human capital-related risks, including with respect to the recruitment, development and retention of Company personnel and employee engagement and effectiveness.
The Company’s enterprise risk management process is dynamic and continually monitored so that the Company can timely identify and address any potential risks that arise in the ever-changing economic, political, legal and technology threat environment in which the Company operates.

BOARD CORPORATE GOVERNANCE MATTERS
Board of Directors Meetings and Committees
In accordance with applicable provisions of Utah law and the By-Laws of the Company, the business and affairs of the Company are managed under the direction of the Board. The Board has established standing Committees and adopted guidelines and policies to assist it in fulfilling its responsibilities as described below.
During 2021, the Board met six times. None of the directors attended fewer than 75% of the aggregate number of meetings of the Board and the Committees on which he or she served. Our Corporate Governance Guidelines and Policies reflect our policy that all directors should attend the Annual Meeting. In accordance with this policy, all eleven directors then serving attended last year’s Annual Meeting.
The Board currently maintains four standing committees − the Audit Committee, Finance Committee, Compensation and Benefits Committee, and Corporate Governance and Nominating Committee. Each of the committees operates under a written charter adopted by the Board, copies of which are available on the Company’s website at www.up.com/investors/governance, and shareholders may obtain copies by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. Each committee has the ability to retain outside advisors to assist it in the performance of its duties and responsibilities.
All Board Committees are composed entirely of independent directors, satisfying both the independence standards of the NYSE and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines and Policies. Audit Committee members and Compensation and Benefits Committee members also satisfy the additional independence criteria applicable to Audit Committee and Compensation and Benefits Committee members under the listing standards of the NYSE.

*	Committee appointments effective upon election at the May 12, 2022 Annual Meeting of Shareholders

BOARD CORPORATE GOVERNANCE MATTERS

David B. Dillon
Chair

Other Members:
William J. DeLaney
Deborah C. Hopkins
Jane H. Lute
Christopher J. Williams

Meetings in 2021: 10

FINANCIAL EXPERTS ON AUDIT COMMITTEE

The Board has determined that Mr. DeLaney, Mr. Dillon, Ms. Hopkins and Mr. Williams, each of whom are independent directors, qualify as “audit committee financial experts” as defined by the SEC and that each has accounting or related financial management expertise as required by NYSE Corporate Governance Listing Standards.
Overview	Committee Functions

The Audit Committee assists the Board in fulfilling its responsibility to oversee: (i) the independence, performance, and qualification of the independent auditor, (ii) the audits of the Company and its subsidiaries, (iii) the system of internal controls implemented throughout the Company, (iv) the integrity of the Company’s financial statements, (v) the Company’s compliance with legal and regulatory requirements, and (vi) the performance of the Company’s internal audit function.

The Audit Committee meets regularly with the independent registered public accounting firm of the Company, financial management, the internal auditors, the chief compliance officer and the chief legal officer to provide oversight of the financial reporting process, internal control structure, and the Company’s compliance requirements and activities. The independent registered public accounting firm, the internal auditors, the chief compliance officer and the chief legal officer have unrestricted access to the Committee and meet regularly with the Committee, without Company management representatives present, to discuss the results of their examinations, their opinions on the adequacy of internal controls and quality of financial reporting, and various legal matters.

The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent registered accounting firm (as described on page 41 of this Proxy Statement).

The Audit Committee’s Report is included on page 42 of this Proxy Statement.

• Appoint, evaluate and retain our independent registered public accounting firm

• Maintain direct responsibility for the compensation, termination and oversight of the work of our independent registered public accounting firm and evaluate the independent registered public accounting firm’s qualifications, performance and independence

• Review and discuss earnings releases, audited financial statements and unaudited quarterly financial statements, including reviewing specific disclosures under ”Management’s Discussion and Analysis of Financial Condition and Results of Operations” presented in the Company’s Form 10-K and 10-Q filings

• Review the Company’s policies and procedures to maintain the adequacy and effectiveness of internal controls and disclosure controls

• Review the scope, resources and results of the internal audit program, including participation in the General Auditor performance review

• Oversee the Company’s enterprise risk management program as well as the annual enterprise risk assessment, including the oversight of risks related to financial statements and financial reporting processes, cybersecurity,environmental and litigation matters, safety and compliance

• Oversee the administration of the Company’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers and the Statement of Policy on Ethics and Business Conduct for employees

• Oversee reporting of metrics and key performance indicators regarding safety and climate initiatives

• Oversee integration of ESG into the enterprise risk management framework, including monitoring and mitigation strategies

BOARD CORPORATE GOVERNANCE MATTERS

Thomas F. McLarty III Chair Other Members: Deborah C. Hopkins Michael R. McCarthy Christopher J. Williams Meetings in 2021: 5	Overview	Committee Functions

The Finance Committee is responsible for assisting the Board with its review and oversight of the Company’s financial position, plans and programs and dividend policy and actions. The Finance Committee also assists the Board by reviewing strategic options and opportunities for the Company, including acquisitions and divestitures.

• Review, monitor and oversee the Company’s financial policies and financial plans, the Company’s capital structure, balance sheet, credit ratings, short-and long-term financing plans and programs, derivatives policy, share repurchases and dividend policy

• Review the Company’s liquidity position, including the Company’s credit facilities

• Review the Company’s investor relations programs, including the Company’s interaction with the investor community

• Appoint, oversee and review the performance of the Company’s internal investment committee that is responsible for the investment management of assets held by the Company’s pension, thrift and other funded employee benefit programs

• Oversee financing for sustainability and climate initiatives

BOARD CORPORATE GOVERNANCE MATTERS

William J. DeLaney
Chair

Other Members:
Andrew H. Card, Jr.
David B. Dillon
Jose H. Villarreal

Meetings in 2021: 6

COMPENSATION AND BENEFITS INTERLOCKS AND INSIDER PARTICIPATION

There were no Compensation and Benefits Committee interlocks or insider participation in 2021.
Overview	Committee Functions

The Compensation and Benefits Committee assists the Board in fulfilling its responsibilities related to compensation. The Committee will (i) report to the Board on matters concerning the Company’s compensation philosophy and strategy, (ii) oversee the Company’s general compensation plans including its executive compensation plans and equity-based plans, and (iii) assist the Board in fulfilling its responsibilities regarding the design, establishment, and termination of employee benefit plans and practices subject to the Employee Retirement Income Security Act of 1974, as amended. The Committee also will perform such duties and responsibilities as may be assigned to it under the terms of the Company’s general compensation and employee benefit plans.

The Compensation and Benefits Committee annually reviews and approves corporate goals and objectives relevant to the compensation of the Chairman and CEO and certain other elected executives. The details of the processes and procedures involved are described in the Compensation Discussion and Analysis (CD&A). The independent members of the full Board ratify the Compensation and Benefits Committee’s decision regarding the Chairman and CEO’s compensation.

The Compensation and Benefits Committee Report is included on page 62 of this Proxy Statement.

• Review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance and, subject to ratification by the other independent directors, determine and approve the CEO’s compensation

• Review and approve, subject to ratification by the Board, the compensation of the Company’s elected officers and other executives determined by the Committee or the Board

• Oversee and approve, subject to ratification by the Board, the determination of annual incentive compensation under the executive incentive plan

• Review and discuss with management the CD&A and recommend to the Board its inclusion in our Proxy Statement and Annual Report on Form 10-K

• Oversee the assessment of the risks related to the Company’s compensation policies and programs and annually review the results of this assessment

• Oversee the administration of the Company’s general compensation plans and employee benefit plans and review the goals and objectives of employee benefit plans, including pension and thrift plans

• Review and discuss with management the Company’s human capital management activities and diversity and inclusion initiatives

• Review and oversee the development of ESG performance metrics as part of the executive compensation program

Compensation Consultant
Under its charter, the Compensation and Benefits Committee has the authority to retain, terminate and approve fees for advisors and consultants as it deems necessary. The Committee, in its discretion, uses outside advisors and experts to assist it in performing its duties and fulfilling its responsibilities. The Committee has retained Frederic W. Cook & Co., Inc. (FW Cook) as its independent compensation consultant. A representative of FW Cook attends all Committee meetings. The Committee is solely responsible for the engagement and termination of this relationship. At its March 2022 meeting, the Committee reviewed and reaffirmed the engagement of FW Cook as the Committee’s compensation consultant and determined that the retention of FW Cook did not raise any conflicts of interest.

BOARD CORPORATE GOVERNANCE MATTERS
FW Cook advises the Committee on compensation philosophy and matters related to CEO and other executive and director compensation. The Committee annually requests that FW Cook update compensation and performance data on the peer companies selected by the Committee, as described on page 49 of this Proxy Statement. In addition, the Committee periodically requests that FW Cook make presentations on various topics, such as compensation trends and best practices, regulatory changes, long-term incentive components and award mix and stock plan utilization. The Committee Chair reviews and approves all charges for these consulting services.
The Committee also has authorized FW Cook to confer with management on a limited basis to promote consistency and efficiency. In such matters, FW Cook acts in its capacity as the Committee’s advisor, and the Committee Chair reviews and approves any major projects for which management requests the assistance of FW Cook. Such projects involve only the amount and form of executive or director compensation and may include analysis of competitive director compensation data, design and development of new compensation and stock plans, calculation of compensation amounts reported in this Proxy Statement and review of materials prior to distribution to the Committee to confirm that the materials conform with the Committee’s philosophy and policies. The Committee Chair reviews and approves all charges for any projects requested by management. During 2021, the Company paid fees to FW Cook only for advising on matters under the Committee’s purview. The Company did not pay any fees for additional projects or services.
In early 2022, the Committee, with the assistance of FW Cook, conducted its annual compensation risk assessment of our incentive compensation programs and confirmed that they were designed to operate within a system of guidelines and controls to avoid creating any material adverse risks to the Company.

BOARD CORPORATE GOVERNANCE MATTERS

Michael R. McCarthy Chair Other Members: Andrew H. Card, Jr. Jane H. Lute Thomas F. McLarty III Jose H. Villarreal Meetings in 2021: 3	Overview	Committee Functions

The Corporate Governance and Nominating Committee oversees and assists the Board in fulfilling its responsibilities relating to corporate governance principles and practices applicable to the Board and the Company and to the oversight of Board composition, evaluation, procedures, and composition of Board committees.

In connection with fulfilling its function of promoting excellence in governance, the Committee (i) advises the Board with respect to corporate governance matters, (ii) oversees the Company’s Corporate Governance Guidelines and Policies and recommend modifications of the Guidelines to the Board, (iii) identifies qualified individuals to serve as directors of the Company consistent with criteria approved by the Board, recommend candidates to the Board as director nominees for election at the Annual Meeting of Shareholders and fill Board vacancies and (iv) oversees ESG strategy development, goals, policies and Board committee responsibilities related to ESG.

• Develop and recommend to the Board criteria for identifying and evaluating candidates for the Board

• Identify and recruit qualified director candidates for the Board

• Review annually the contributions and independence of existing directors and recommend director nominee candidates to the Board for election or re-election at the Annual Meeting of Shareholders

• Review periodically the composition and activities of the Board, including, but not limited to, committees and committee memberships, Board size, the director retirement policy and director compensation and stock ownership requirements

• Review the Board’s leadership structure annually, recommending changes to the Board when appropriate, and oversee the election of the lead independent director

• Oversee the Corporate Governance Guidelines and Policies and the Company’s Code of Business Conduct and Ethics for members of the Board of Directors

• Oversee the Related Party Transaction Policy and oversee procedures for administering and promoting compliance with the policy

• Oversees ESG strategy development, goals, and policies

• Oversees ESG board expertise, education and board recruitment

• Oversees external reporting and engagement with shareholders and stakeholders on ESG matters

BOARD CORPORATE GOVERNANCE MATTERS
Codes of Conduct and Ethics
The Board has adopted the Union Pacific Corporation Code of Ethics for the Chief Executive Officer and Senior Financial Officers, the Statement of Policy on Ethics and Business Conduct for employees and the Union Pacific Corporation Code of Business Conduct and Ethics for Members of the Board of Directors. We post these codes of conduct on our website at www.up.com/investors/governance, and printed copies are available to any shareholder upon request to the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. To the extent permitted by SEC rules and the NYSE listing standards, we intend to disclose any future amendments to, or waivers from, certain provisions of these codes of conduct on our website.
Communications with the Board
Interested parties wishing to communicate with the Board, including with the lead independent director, may do so by U.S. mail c/o the Corporate Secretary, Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, NE 68179. Communications intended for a specific director or directors (e.g., the lead independent director, a committee chairperson or all of the non-management directors) should be addressed to their attention and sent, by U.S. mail, to the address above. The Board has appointed and authorized the Corporate Secretary of the Company to process these communications and forward them to the appropriate directors. We forward appropriate communications from shareholders directly to the appropriate Board member(s). If a communication is illegal, unduly hostile or threatening, or similarly inappropriate, the Corporate Secretary of the Company has the authority to disregard or take appropriate action regarding any such communication.

DIRECTOR COMPENSATION IN FISCAL YEAR 2021
Non-Management Directors’ Fees and Compensation
During 2021, non-employee directors were compensated for their Board service as shown below. Directors who are employees do not receive retainers or any other Board-related compensation.
•	Annual Retainer: $280,000 ($160,000 annual mandatory deferral into a Stock Unit Account, remainder ($120,000) may be deferred at the director’s election or taken in cash)
•	Annual Mandatory Deferral: $160,000 of their Annual Retainer deferred in the Stock Unit Account described below
•	Committee Chair Retainer: $20,000 for each standing Committee chair
•	Audit Committee Member Retainer: $10,000
•	Lead Director Retainer: $30,000
Stock Unit Grant and Deferred Compensation Plan for the Board of Directors
Under our Stock Unit Grant and Deferred Compensation Plan for non-management directors, a director may, by December 31 of any year, elect to defer all or a portion of any compensation (in addition to the amount mentioned above that is required to be invested in their Stock Unit Account) for service as a director in the ensuing year or years, excluding reimbursements for expenses. Such deferred amounts may be invested, at the option of the director, in (i) a Fixed Rate Fund administered by the Company, (ii) a Stock Unit Account administered by the Company, or (iii) various notional accounts administered by The Vanguard Group. These accounts are unfunded, unsecured obligations of the Company. The Company Fixed Rate Fund bears interest equal to 120% of the applicable federal long-term rate compounded annually. The Stock Unit Account fluctuates in value based on changes in the price of our common stock, and equivalents to cash dividends paid on the common stock are deemed to be reinvested in the Stock Unit Account. The Vanguard Accounts are subject to earnings and value fluctuations from the investment performance of the notional accounts at Vanguard. Payment of all deferred amounts begins in January of the year following separation from service as a director. Deferred amounts may be paid, at the election of the director, in either a lump-sum or in up to 15 equal, annual installments.
2000 Directors Stock Plan
Under the 2000 Directors Stock Plan (the 2000 Directors Plan) adopted by the shareholders on April 21, 2000, the Company may grant options to purchase shares of our common stock to non-management directors. Upon recommendation of the Corporate Governance and Nominating Committee in September 2007, the Board eliminated the annual grant of options for 2008 and future years. The Company did not award any options to non-management directors in 2021.
Previously, each non-management director, upon election to the Board of Directors, would receive a grant of 4,000 restricted shares of our common stock or restricted share units that represent the right to receive our common stock in the future (which number has been adjusted to reflect the Company’s two-for-one stock splits on May 28, 2008 and June 6, 2014). The restricted shares or share units vest on the date a director ceases to be a director by reason of death, disability or retirement, as defined in the 2000 Directors Plan. During the restricted period, the director has the right to vote such restricted shares and receive dividends or dividend equivalents, but may not transfer or encumber such shares or units. The director would forfeit such shares or units upon ceasing to be a director for any reason other than death, disability or retirement. Effective August 1, 2018, the Board approved the elimination of this initial equity grant for newly elected directors.

DIRECTOR COMPENSATION IN FISCAL YEAR 2021
Non-Management Director Compensation in Fiscal Year 2021
The following table provides a summary of the compensation of our non-management directors for 2021.
NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS (a)	OPTION AWARDS	ALL OTHER COMPENSATION (b)	TOTAL COMPENSATION
Andrew H. Card, Jr.	$280,000	$0	$0	$3,356	$283,356
William J. DeLaney	310,000	0	0	3,926	313,926
David B. Dillon	310,000	0	0	28,926	338,926
Sheri H. Edison (c)	23,333	0	0	1,691	25,024
Deborah C. Hopkins	290,000	0	0	26,691	316,691
Jane H. Lute	290,000	0	0	27,966	317,966
Michael R. McCarthy	330,000	0	0	26,691	356,691
Thomas F. McLarty III	300,000	0	0	20,279	320,279
Bhavesh V. Patel (c)	116,667	0	0	26,691	143,358
Jose H. Villareal	280,000	0	0	3,356	283,356
Christopher J. Williams	290,000	0	0	1,718	291,718
(a)
The following table provides the outstanding equity awards at fiscal year-end held by all individuals who served as non-management directors in 2021. The Number of Shares in the Vesting Upon Termination column represents the shares granted to each director upon initial election to the Board and required to be held until his or her service as a member of the Board ends.

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS	NUMBER OF SHARES VESTING UPON TERMINATION	NUMBER OF UNITS IN DEFERRED STOCK UNIT ACCOUNT
Andrew H. Card Jr.	0	4,000	33,862
William J. Delaney	0	0 (e)	2,900
David B. Dillon	0	4,000	9,070
Sheri H. Edison (c)	0	0 (e)	0
Deborah C. Hopkins	0	4,000	8,313
Jane H. Lute	0	4,000	5,925
Michael R. McCarthy	0	4,000	56,823
Thomas F. McLarty III	0	4,000	33,184
Bhavesh V. Patel (c)	0	0 (d)	3,873(d)
Jose H. Villarreal	0	4,000	26,444
Christopher J. Williams	0	0 (e)	2,374
(b)
Excess liability insurance premiums paid in 2021 for each non-management director were $1,691. Under the Company’s charitable matching gift program which is also available to all employees of the Company, the Company matched the following amounts for each director: Mr. Dillion, $25,000; Ms. Hopkins, $25,000; Ms. Lute, $24,750; Mr. McCarthy, $25,000; Mr. McLarty, $16,500; and Mr. Patel, $25,000. In addition, the Company began paying Nebraska state income taxes on behalf of nonresident directors in 2014 because of their travel to Nebraska required for Company business. The reimbursement covers the incremental cost of these nonresident directors’ taxes. The directors do not claim any tax benefits for the reimbursement in their resident states. The amounts shown in the table reflect additional federal and Nebraska income taxes paid in 2022 for the applicable director’s service, and stock option exercises, if any, during the director’s service in 2021. The Company does not consider this a perquisite and does not gross-up or pay any state income taxes that the directors incur in their normal work locations.

(c)	Mr. Patel retired from the Board on May 13, 2021. Ms. Edison was elected to the Board effective December 1, 2021.
(d)
Pursuant to the terms of the 2000 Directors Stock Plan, Mr. Patel forfeited his 4,000 shares upon his resignation from the Board. Mr. Patel’s Deferred Stock Unit Account was paid out on January 3, 2022.

(e)
Upon recommendation of the Corporate Governance and Nominating Committee, effective August 1, 2018, the Board eliminated the 4,000 share grant to non-management directors upon their election to the Board.

PROPOSAL NUMBER 2 − Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for the Year Ending December 31, 2022
The Audit Committee has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the books and accounts of the Company and its consolidated subsidiaries for the year ending December 31, 2022 and submits this selection for ratification by a vote of shareholders as a matter of good corporate governance. In the event that the Audit Committee’s selection of Deloitte & Touche LLP does not receive an affirmative vote of a majority of the votes cast, the Audit Committee will review its future selection of an independent registered public accounting firm.
The Audit Committee believes that the continued retention of Deloitte & Touche LLP as our independent registered public accounting firm is in the best interests of our shareholders as there are several benefits to the Company of having a long-tenured auditor.
•
Enhanced Audit Quality. Through more than 50 years of experience with the Company, Deloitte & Touche LLP has gained institutional knowledge and deep expertise regarding the Company’s rail operations and business, accounting policies and practices and internal control over financial reporting.

•	Competitive Fee Structure. Due to Deloitte & Touche LLP’s familiarity with the Company, audit fees are competitive with peer companies.
•
Avoids Costs Associated with New Auditor. Onboarding a new independent accountant is costly and requires a significant time commitment that could distract from management’s focus on financial reporting and controls.

The Company expects that a representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and will be available to respond to relevant questions by shareholders.
Vote Required for Approval
Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022 requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting.
The Board recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2022.

Independent Registered Public Accounting Firm’s Fees and Services
Aggregate fees billed to the Company for services rendered by our independent registered public accounting firm for each of the past two years are set forth below:
	YEAR ENDED DECEMBER 31,
	2021	2020
Audit Fees	$3,226,600	$3,057,700
Audit-Related Fees	440,764	460,262
Tax Fees	211,648	201,203
All Other Fees	0	0
Total	$3,879,012	$3,718,895
Audit Fees. Audit services included the integrated audit of financial statements and internal control, quarterly reviews, and comfort letters provided in conjunction with the issuance of debt.
Audit-Related Fees. Audit-related services included consultation on accounting standards and transactions, audits of employee benefit plans, audits of subsidiary companies, and agreed-upon procedures performed on the Annual Report R-1 filed by Union Pacific Railroad Company with the Surface Transportation Board.
Tax Fees. Tax fees included fees for corporate tax planning and consultation services and work performed for international tax compliance.
All Other Fees. No other services were provided to the Company by Deloitte & Touche LLP during the years ended December 31, 2021 and 2020.
Pre-Approval of Audit and Non-Audit Services Policy
The Audit Committee’s charter requires the Committee to approve in advance all audit engagement fees and the terms of all audit services to be provided by the independent registered public accounting firm. By approving the engagement, which is performed in conjunction with the first Board meeting of each year, the audit services are deemed pre-approved. As part of its pre-approval policy, the Committee considers whether the provision of any proposed non-audit services is consistent with auditor independence. With respect to non-audit services provided by the independent registered accounting firm, the Audit Committee adopted and observes procedures that require the independent registered public accounting firm to present a budget for the three categories of non-audit services: (i) audit-related services, (ii) tax services and (iii) other services. The budget is detailed as to the particular services to be provided so that the Committee knows what services it is being requested to pre-approve in order to facilitate a well-reasoned assessment of the impact of the services on the auditor’s independence. After review and approval of the annual budget by the Committee, no further approval by the Committee is required to undertake specific projects within the three categories of non-audit services. The Committee pre-approved all of Deloitte & Touche LLP’s 2020 and 2021 fees and services.

Audit Committee Report
The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2021. The Committee has discussed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed with the Audit Committee under applicable Public Company Accounting Oversight Board (PCAOB) standards and SEC Rule 2-07 of Regulation S-X. The Committee also has received the written disclosure and correspondence from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP communications with the Committee concerning independence and has discussed their independence with them. Based on the foregoing reviews and discussions, the Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.
The Audit Committee
David B. Dillon, Chair
William J. DeLaney
Deborah C. Hopkins
Jane H. Lute
Christopher J. Williams

PROPOSAL NUMBER 3 − Advisory Vote to Approve Executive Compensation
The Board of Directors asks shareholders to support a non-binding, advisory resolution approving the Company’s executive compensation as reported in this Proxy Statement.
We design our executive compensation programs to support the Company’s long-term success. As described below in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation and Benefits Committee has structured the Company’s executive compensation programs to achieve key Company goals and objectives. We believe our compensation philosophy allows us to link realized pay to performance measures and reward management efforts that produce consistent, long-term performance accompanied with effective risk management and execution of the Company’s strategy.
Depsite headwinds from the coronavirus pandemic and its variants, global supply chain disruptions, and challenges to network operations caused by large scale weather events and wildfires during 2021, the Company drew on its strengths and its dedicated employees to continue to serve our customers, communities, and shareholders to deliver its most profitable year ever. Highlights of the Company’s 2021 financial and operational performance include:
•
For the full year 2021, net income was $6.5 billion or $9.95 per diluted share compared to full year 2020 adjusted net income of $5.6 billion, or $8.19 per diluted share, which excluded the $278 million one-time non-cash impairment charge related to the Company’s Brazos yard investment*;

•
In 2021, total revenue of $21.8 billion was up 12% due to 4% volume growth, higher fuel surcharge revenue, core pricing gains and a positive mix of traffic. Record operating income of $9.3 billion increased 15% from adjusted 2020 results*;

•	Our operating ratio for 2021 was a record 57.2%, improving 1.3 points from adjusted 2020*; and
•
While many of our operating metrics declined year-over-year, including an increase in the reportable personal injury rate to 0.98 per 200,000 employee-hours compared to 0.90 for 2020, an 8% decline in freight car velocity, and 3% decline in locomotive productivity, there was a 10% improvement in workforce productivity for 2021, an all-time record.

The Board urges shareholders to read the Compensation Discussion and Analysis, beginning on page 48 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures, operate and are designed to align compensation with our Company strategy, goals and objectives and with best practices. Shareholders should also review the Summary Compensation Table and related compensation tables and narrative, appearing on pages 63 through 78, which provide detailed information regarding the compensation of our Named Executive Officers. The Compensation and Benefits Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis create effective incentives for achieving Company goals, including returns to shareholders, and that the compensation of our Named Executive Officers reported in this Proxy Statement has supported and directly contributed to the Company’s performance and success.
In accordance with Section 14A of the Securities Exchange Act of 1934, and as a matter of good corporate governance, the Board asks shareholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the shareholders of Union Pacific Corporation (the Company) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2022 Annual Meeting of Shareholders.
This advisory resolution, commonly referred to as a “say on pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation and Benefits Committee will review and consider the voting results when evaluating the Company’s executive compensation programs.
The Company currently holds an advisory vote on the compensation of the Company’s Named Executive Officers on an annual basis (in accordance with results of the advisory vote held at the Company’s 2017 Annual Meeting to determine the frequency of an advisory vote on Named Executive Officer compensation) and will continue to hold the vote annually until the next frequency vote is held (which is not required until 2023).
The Board of Directors recommends a vote FOR the advisory resolution to approve executive compensation.
*	2020 adjusted to exclude the impact of the Brazos one-time non-cash impairment charge. See Appendix A for a reconciliation to GAAP.

A LETTER FROM OUR COMPENSATION AND BENEFITS COMMITTEE
Dear Fellow Union Pacific Shareholder:
Thank you for your continued support of Union Pacific.
Over the past year, the coronavirus pandemic and its variants (COVID) has continued to create significant global economic and social uncertainty, including persistent global supply chain challenges. As the management team continues to navigate this ever-changing environment, it has remained focused on prioritizing the health and safety of employees by mobilizing resources, pivoting to working from home when necessary and where possible; helping customers to navigate the pandemic with creative supply chain solutions; and supporting the communities the Company serves.
As a Committee, we are committed to recognizing our employees’, including our management team’s, efforts and perseverance during these times through compensation programs that continue to incentivize performance and align with the Company’s strategic goals and shareholders’ long-term interests.
2021 Results
During 2021, COVID continued to impact Union Pacific primarily through supply chain issues in the automotive industry due to semiconductor chip shortages and congestion in the intermodal supply chain. Elevated demand in the intermodal supply chain adversely affected the ports, chassis availability, truck driver supply, and warehouse receiving capacity. Additionally, the Company’s network and operations were impacted throughout 2021 by large scale weather events such as Winter Storm Uri, mudslides and hurricanes, as well as the wildfires in California which damaged multiple bridges and shut down a vital route for over a month causing traffic to be rerouted. The reroutes elongated transit times, requiring additional crews and locomotives, and impacted the overall fluidity of the network.
Despite these challenges, the Company delivered record financial performance. For the full year 2021, net income was $6.5 billion or $9.95 per diluted share compared to full year 2020 adjusted net income of $5.6 billion, or $8.19 per diluted share, which excluded the $278 million one-time non-cash impairment charge related to the Company’s Brazos yard investment.* The full year operating ratio of 57.2% was a best-ever for Union Pacific. More detailed highlights of the Company’s performance are included in the 2021 Business Highlights section that follows on pages 46 and 47.
In 2021, Union Pacific returned $10.1 billion to its shareholders in the form of dividends and share repurchases.
Our Fiscal 2021 Compensation Decisions
As described in last year’s Proxy Statement, the Committee approved changes to the formula applicable to the 2021 Annual Incentive Plan (the 2021 AIP). Under the 2021 AIP, financial performance continued to be heavily weighted, with seventy percent (70%) of each NEO’s target annual incentive cash bonus based on two equally-weighted, pre-established financial performance metrics: operating income (35%) and operating ratio (35%). The remaining component (thirty percent (30%)) of each NEO’s target incentive cash bonus was divided into two parts: twenty percent (20%) based on a shared set of Company goals in key areas such as safety, customer service, resource productivity, market share and employee engagement; and ten percent (10%) based on individual performance. The annual incentive bonus payouts for 2021 for each NEO were between 117% and 119% of target and a discussion of the 2021 AIP can be found on pages 55 through 57 of the Compensation Discussion and Analysis (the CD&A).
Long-term equity incentives remain a key part of our compensation program, as we believe they support alignment of our executives’ interests with the interests of our shareholders. The 2021 equity grants for the NEOs consisted of sixty percent (60%) performance stock units (PSUs) and forty percent (40%) stock options. The PSUs granted in February 2021 (the 2021 PSUs) may be earned based on two performance criteria: two-thirds (2/3) on the average annual return on invested capital (ROIC) for a three-year performance period (the Performance Period) and one-third (1/3) on the Company’s operating income growth (OIG) over
*	2020 adjusted to exclude the impact of the Brazos one-time non-cash impairment charge. See Appendix A for a reconciliation to GAAP.

the Performance Period as compared to the OIG of the companies in the S&P 100 Industrials Index and the Class I Railroads. Compared to the design of the PSUs granted in 2020, we believe the 2021 PSUs continue to emphasize the importance of ROIC, while separately creating incentives for OIG. In addition, the companies against which relative OIG is compared were narrowed to focus on the Company’s direct competitors as well as companies of similar size.
The performance period for the PSUs granted in February 2019 ended in 2021, and participating executives, including the NEOs, earned 50% of the target number of stock units. Additional information about outstanding PSU grants can be found on pages 58 and 59.
Further detail on our compensation program is included in the CD&A that follows.
Our Workforce
We support the Company’s focus on talent management and employee development and retention and commend it for its recent publication of its human capital report, We Are One, which highlights Union Pacific’s efforts to train, develop and retain its talented workforce.
Ongoing Commitment to Shareholder Engagement
We appreciate the strong support from shareholders on our 2021 say-on-pay vote on executive compensation and we hope we can count on your support of our executive pay program this year. As the world continues to change rapidly, we believe the program is well-designed to motivate and retain our talented executives, align pay with performance, and create shareholder value over the long term.
Thank you for your continued support and investment in Union Pacific.
Respectfully,

The Compensation and Benefits Committee
William J. DeLaney, Chair
Andrew H. Card, Jr.
David B. Dillon
Jose H. Villarreal

2021 Business Highlights
Union Pacific Railroad Company is the principal operating company of Union Pacific Corporation. One of America's most recognized companies, Union Pacific Railroad Company connects 23 states in the western two-thirds of the country by rail, providing a critical link in the global supply chain. We serve many of the fastest-growing U.S. population centers, operate from all major West Coast and Gulf Coast ports to eastern gateways, connect with Canada’s rail systems and are the only railroad serving all six major Mexico gateways. The Railroad’s diversified business mix includes Bulk, Industrial, and Premium. Bulk traffic consists of grain and grain products, fertilizer, food and refrigerated, and coal and renewables. The Industrial group consists of several categories, including construction, industrial chemicals, plastics, forest products, specialized products (primarily waste, salt, and roofing), metals and ores, petroleum, liquid petroleum gases (LPG), soda ash, and sand. The transportation of finished vehicles, auto parts, and merchandise in intermodal containers both domestic and international are included as part of our premium business. The Railroad provides value to its roughly 10,000 customers by delivering products in a safe, reliable, fuel-efficient and environmentally responsible manner.
The Company’s growth strategy focuses on growing customer value through innovative supply chain solutions and aspiring to Serve, Grow, Win – Together.
Serve: Driving operational excellence to create a safer, more reliable and efficient service product. Precision scheduled railroading (PSR) is the foundation for delivering customer-centered operational excellence by:

1.	Shifting the focus of operations from moving trains to moving cars.
2.	Minimizing car dwell, car classification events, and locomotive power requirements.
3.	Utilizing general-purpose trains by blending existing train service.
4.	Balancing train movements to improve the utilization of crews and rail assets.
We aim to move cars faster and reduce the number of times each car is touched, resulting in terminal consolidation opportunities, improved asset utilization, and fewer car classifications, which in turn leads to products getting to the market more quickly and reliably. The result is a better customer experience, which enables us to grow our market share.

Grow: By harnessing the potential of the best rail franchise in the industry, we expect to generate growth in three ways – increasing profitable carloads that fit our network and transportation plan; providing more products and services to create value for our customers; and increasing the geographic reach of our franchise through innovative supply chain solutions.
Win: Driving strong financial performance resulting in significant shareholder returns. Execution of our plans to both serve and grow, leads to higher revenues with improved margins and greater cash generation, creating long term enterprise value.
Together: Engaging our four stakeholder groups – Communities, Customers, Employees, and Shareholders. Our comprehensive approach to Environmental Social Governance (ESG) issues, “Building a Sustainable Future 2030,” is designed to address the evolving needs of our stakeholders and is built on five areas of concentration – Building Responsible Foundations, Investing in our Workforce, Driving Sustainable Solutions, Championing Environmental Stewardship, and Strengthening our Communities – to align with our stakeholder groups.
We believe that operational excellence and an engaged workforce with deep market knowledge and strong customer relationships will support best-in-class safety, a customer experience that drives growth, and shareholder returns.
Coronavirus Pandemic – Our results during 2021 continued to be impacted by the effects of the coronavirus pandemic (COVID). Most notably were supply chain issues in the automotive industry due to semiconductor chip shortages and congestion in several parts of the intermodal supply chain. The impact of the semiconductor chip shortage is masked in our year-over-year financial comparison for 2021 and 2020 as the second quarter of 2020 saw a temporary suspension of automotive production due to the pandemic. Excluding the second quarter, automotive shipments were down 14% year-over-year. The pandemic also upended the intermodal supply chain as demand for consumer goods remained high. The elevated demand adversely affected the ports, chassis availability, truck driver supply, and warehouse receiving capacity. These disruptions limited our revenue growth by slowing asset turns and increasing costs through lower freight car velocity and multiple container handlings that impeded our operating efficiency. Rail carloadings also were impacted as adjustments made to compensate for constrained inland drayage and warehouse capacity shifted traffic patterns, driving declines in international intermodal shipments. Demand in other markets increased as the economy recovered.
Safety – The health and well-being of our employees was a focal point in 2021 as we navigated the continuously changing environment due to COVID. We have and are continuing to adapt to protect the safety of our employees, our customers, and the communities we serve. Safety procedures and policies continue to be refined based on Centers for Disease Control and Prevention (CDC) guidelines.
In this ever-changing environment, we remain intently focused on reducing risk and eliminating incidents for our employees, our customers, and the public. We continued to use Total Safety Culture, Courage to Care, COMMIT (Coaching, Observing, Mentoring, and Motivating with Integrity and Trust), and Peer to Peer throughout our operations to enhance employee safety and engagement. Throughout the year, we worked to implement a physics engine and proprietary software to evaluate train and route characteristics to enable proactive intervention to prevent derailments. Despite these efforts, our safety results deteriorated year-over-year. Our reportable personal injury incidents rate per 200,000 employee-hours of 0.98 increased 9% from 2020 and our reportable equipment incident rate per million train miles increased 7%. In the second half of 2021, we engaged a third-party expert to evaluate the effectiveness of our safety programs and received a number of recommendations for improvement, which we are in the process of implementing in 2022.
Network Operations – We faced many operational challenges throughout 2021, including Winter Storm Uri, global supply chain disruptions, wildfires, bridge outages, mudslides, and hurricanes. These challenges required adjustments to our transportation plans and impacted overall fluidity of the network. As a result, many of our operating metrics deteriorated year-over-year. Freight car velocity decreased due to increased terminal dwell and higher operating car inventory levels, which drove lower trip plan compliance. To assist with improving network fluidity we are maintaining higher crew and locomotive resources in the short-term. Once the network is balanced and service is restored, we will adjust our resources to the current volume levels.
Financial Results – In 2021, we generated operating income of $9.3 billion, 15% above adjusted 2020 which excluded the $278 million one-time non-cash impairment charge related to our Brazos yard investment. Higher fuel prices, increased volume-related costs, inflation, and costs associated with Winter Storm Uri and the wildfires in California drove operating expenses up 9% from adjusted 2020. Revenue from the additional volume and traffic mix, higher fuel surcharge revenue, improved pricing, productivity initiatives, and intermodal accessorial charges more than offset the increased expenses, producing an all-time record 57.2% operating ratio, improving 1.3 points from adjusted 2020. Net income of $6.5 billion translated into earnings of $9.95 per diluted share, up 21% from adjusted 2020.
Our net return on invested capital of 16.4% increased 2.5 points compared to 2020. In 2021, we paid dividends of $2.8 billion, which included two 10% dividend increases during the year. In addition, we repurchased 33 million Union Pacific shares. Combining dividends and share repurchases, Union Pacific returned $10.1 billion to our shareholders in 2021.
Please also refer to the Company’s Annual Report on Form 10-K for a complete analysis of the Company’s 2021 financial and operating performance and Appendix A for reconciliation to GAAP.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation Philosophy and the Compensation-Setting Process
The Company’s executive compensation philosophy is to:
•
Pay for Performance — We tie pay to performance by aligning a significant portion of the executive’s opportunity for compensation to annual (short-term) and long-term Company strategy. We also integrate the Company’s critical business objectives (safety, service, and financial performance) into the Company’s strategy and compensation programs to reflect individual performance and management effectiveness, along with other qualitative factors, which contribute to the Company’s performance.

•
Align with Shareholder Interests — We link a substantial portion of executive compensation to both short-term and long-term financial performance that benefits our shareholders and aligns the interests of management with those of our shareholders by providing equity incentives.

•
Attract and Retain Top Talent — We are able to attract and retain key executives critical to our long-term success by structuring compensation levels to reflect the competitive marketplace for similar positions at other comparable peer group companies.

The Compensation and Benefits Committee believes this compensation philosophy allows us to reward behavior that produces consistent, long-term performance accompanied with effective risk management and execution of the Company’s strategy.
The Committee carefully evaluates and considers a number of factors in connection with its executive compensation decisions, including:
✔	Company performance against objectives;
✔	Guidance from the Committee’s compensation consultant;
✔	Input from the CEO; and
✔	Appropriate peer comparisons and third party compensation surveys.
Company Performance. As described above, under the Company’s annual incentive cash program, the Company measures its performance against a formulaic component based on pre-established operating income and operating ratio targets, as well as a non-formulaic component based on the Committee’s evaluation of certain business objectives related to safety, service and other strategic performance outlined on pages 56 and 57 . The Committee recommends the operating income and operating ratio targets to the Board for approval each February. Management also develops the Company’s overall strategy and the corresponding business objectives and presents them to the Board annually in February. After Board approval of the annual operating plan, the Committee establishes the financial and strategic performance goals for the compensation program with assistance and advice from the Finance Committee of the Board. The Board monitors the Company’s progress concerning execution of its strategy and its business objectives during the year. At the end of the year, the Board assesses the Company’s achievement of these objectives. In February, subsequent to the performance year, management presents to the Committee the Company’s operating income and operating ratio results, its achievement compared to the business objectives, and its relative performance compared to the Peer Group. This process informs the Committee’s decisions on approving earned amounts of annual and long-term incentive compensation for performance periods ending the prior year.
Guidance from Compensation Consultant and Input from CEO. The Committee reviews and recommends the compensation of all NEOs to the Board for its approval. The CEO provides the Committee with his evaluation of the performance of the other NEOs and his recommendations for their compensation. The Committee also receives information and recommendations from its independent compensation consultant (FW Cook) on matters related to the NEOs’ (including the CEO’s) and other executives’ compensation. The Committee then determines (with advice from the Board, and assistance from its consultant) a bonus and equity award for the Company’s CEO.
For more information on the operation of the Committee, including information on its compensation consultant, see pages 34 and 35 of this Proxy Statement.

Executive Compensation Philosophy and the Compensation-Setting Process
Peer Companies. The Committee benchmarks salary, Total Target Cash Compensation (the sum of base salary and target annual incentive compensation) and Total Target Direct Compensation (the sum of Total Target Cash Compensation and the target grant-date fair value of long-term incentives) for the NEOs against competitive market information. To assess competitive market information, the Committee looks primarily to pay data from the proxy statements of the Company’s Peer Group. In determining 2021 target pay opportunities for the NEOs, the Committee considered competitive market information gathered in 2020 from the Peer Group.
As further discussed below, the Committee generally seeks to establish base salaries below the median of the Peer Group, reflecting the Committee’s philosophy that a greater proportion of the cash component of the executives’ compensation should be incentive-based. The Committee generally targets a range around the median of the Peer Group for Total Target Cash Compensation and Total Target Direct Compensation. Actual Total Direct Compensation and Actual Total Cash Compensation may be greater or less than targeted percentiles, depending upon whether and to what degree the Company achieves its business objectives (as described above).
Other factors considered in setting target compensation levels may include the individual performance of each NEO and his or her position relative to the Company’s current internal pay structure or changes in personnel or compensation at the Peer Group companies. In addition, the Committee particularly focuses on competitive pay for railroad executives within the Peer Group and the performance of other comparable railroads. In comparing the executive positions with comparable positions at companies within the Peer Group, the Committee and FW Cook review and consider any adjustments that may be required to account for significant differences in tenure or functional responsibilities.
In determining 2021 target pay opportunities for the NEOs, the Committee considered competitive market information gathered in 2020 from the following 15 company Peer Group:
Canadian National	Canadian Pacific	CSX
Deere & Co	Delta Airlines	Exelon
FedEx	Honeywell International	NextEra Energy
Norfolk Southern	Northrop Grumman	Raytheon
Southern Co.	Southwest Airlines	UPS
The Committee selected this Peer Group in 2020 with the assistance of its compensation consultant, FW Cook, after considering U.S. based public companies in the same Global Industry Classification System (GICS) Industry Group with comparable revenues and market capitalization and other U.S.-based public companies with comparable (i) revenues, (ii) operating income, (iii) total assets, (iv) market capitalization and (v) employees, while excluding pharmaceuticals, high-tech, insurance and financial services companies. These comparative financial measures and the number of employees for the Peer Group are summarized below.
	PEER GROUP		UNION PACIFIC
	MEDIAN	75TH PERCENTILE	COMPANY DATA	PERCENTILE RANK
Net Revenue	$20,375	$36,243	$19,533	47th
Operating Income	$4,083	$4,395	$7,834	100th
Total Assets	$64,586	$102,046	$ 62,398	43rd
Market Capitalization	$57,338	$82,438	$120,819	95th
Employees	56,537	100,000	30,960	41st
Dollars in millions. Median/Percentiles determined by FW Cook using Standard & Poor’s Capital IQ Service, Form 8-K filings and Peer Group company information. The financial information provided above is derived from data as of fiscal year ending December 31, 2020, except as of October 2020 for Deere & Co., and November 2020 for FedEx. Market Capitalization is a 12-month average as of December 31, 2020.

Executive Compensation Philosophy and the Compensation-Setting Process
Compensation Best Practices
We endeavor to maintain strong governance standards in our policies and practices related to executive compensation. Below is a summary of key executive compensation and governance practices in place during 2021.
What We Do		What We Don’t Do
✔	Emphasize Performance-Based Variable Compensation	✘	No Repricing or Back-Dating of Options Allowed
✔	Utilize a Compensation Recoupment Policy	✘	No Individual Supplemental Executive Retirement Plans
✔	Tie Compensation to Short-and-Long-Term Performance	✘	No Tax Gross-Up Payments Allowed for NEOs, including on Change-in-Control
✔	Allow Only Minimal Perquisites	✘	No Employment Agreements with any of our Executive Officers, including NEOs
✔	Utilize Double Trigger Change-in-Control Plan	✘	No Pledging or Hedging of Company Stock by NEOs
✔	Target Base Salaries Below the Median of our Peer Group	✘	No granting of time-vested RSUs to NEOs as part of the annual LTI program
✔	Enforce Stringent Executive Stock Ownership Guidelines
✔	Conduct Annual Compensation Risk Assessment
✔	Require Trading Plans for Executive Officers (as set forth on page 81) and Directors

Named Executive Officers
This Compensation Discussion and Analysis describes the material elements of our executive compensation program, and the corresponding pay decisions for our 2021 Named Executive Officers (NEOs), who are listed below. The amounts in each NEO’s pie chart below reflect the values in the Summary Compensation Table on page 63.
Lance M. Fritz Chairman, President and Chief Executive Officer
Age: 59 Tenure: 22 years	Compensation Decisions for 2021
• Increased base salary by 2.5% • Annual incentive target unchanged • LTI target unchanged • Increased Total Target Direct Compensation by 0.2%

Mr. Fritz was elected President and Chief Executive Officer on February 5, 2015. The Compensation and Benefits Committee increased Mr. Fritz’s salary for 2021 to $1,230,000, a 2.5% increase, and maintained Mr. Fritz’s 2021 Annual Incentive Plan bonus target of $2,200,000. Mr. Fritz received an annual incentive bonus for 2021 of $2,581,700 at 117% of target based on the formulaic bonus program under the Company’s 2021 Annual Incentive Plan. The Committee maintained Mr. Fritz’s long-term incentive target grant value of approximately $10,500,000 consisting of 60% performance stock units and 40% stock options granted on February 4, 2021. Mr. Fritz’s 2019 grant of performance stock units paid out at 50% of target.
Jennifer L. Hamann Executive Vice President and Chief Financial Officer
Age: 54 Tenure: 30 years	Compensation Decisions for 2021
• Increased base salary by 4.8% • Annual incentive target increased $100,000 • LTI target increased by $400,000 • Increased Total Target Direct Compensation by 18.9%

Ms. Hamann was elected Executive Vice President and Chief Financial Officer effective January 1, 2020. Ms. Hamann previously served as Senior Vice President-Finance from April 2019 to December 2019, Vice President - Planning & Analysis from October 2017 to March 2019, and Vice President & General Manager - Marketing and Sales - Autos team from February 2016 to September 2017. The Compensation and Benefits Committee set Ms. Hamann’s salary for 2021 at $550,000 and her 2021 Annual Incentive Plan bonus target at $750,000. Ms. Hamann received an annual incentive bonus for 2021 of $880,125 at 117% of target based on

Named Executive Officers
the formulaic bonus program under the Company’s 2021 Annual Incentive Plan. The Committee set Ms. Hamann’s long-term incentive target grant value at approximately $2,000,000 consisting of 60% performance stock units and 40% stock options granted on February 4, 2021. Ms. Hamann’s 2019 grant of performance stock units paid out at 50% of target.
Elizabeth F. Whited Executive Vice President Sustainability & Strategy
Age: 56 Tenure: 34 years	Compensation Decisions for 2021
• Increased base salary by 2.1% • Annual incentive target unchanged • LTI target unchanged • Increased Total Target Direct Compensation by 0.4%

Ms. Whited was elected Executive Vice President Sustainability & Strategy on February 3, 2022. Ms. Whited previously served as Executive Vice President and Chief Human Resource Officer from August 2018 to February 2022, Executive Vice President and Chief Marketing Officer from December 2016 to August 2018 and Vice President and General Manager - Marketing and Sales - Chemicals team from October 2012 to December 2016. The Compensation and Benefits Committee increased Ms. Whited’s salary for 2021 to $488,000, a 2.1% increase, and maintained Ms. Whited’s 2021 Annual Incentive Plan bonus target of $750,000. Ms. Whited received an annual incentive bonus for 2021 of $892,625 at 119% of target based on the formulaic bonus program under the Company’s 2021 Annual Incentive Plan. The Committee made no change to Ms. Whited’s long-term incentive target value of approximately $1,500,000 consisting of 60% performance stock units and 40% stock options granted on February 4, 2021. Ms. Whited’s 2019 grant of performance stock units paid out at 50% of target.

Named Executive Officers
Kenyatta G. Rocker Executive Vice President, Marketing and Sales
Age: 50 Tenure: 27 years	Compensation Decisions for 2021
• Increased base salary by 2.7% • Annual incentive target increased by $100,000 • LTI target increased by $150,000 • Increased Total Target Direct Compensation by 11.5%

Mr. Rocker has been Executive Vice President – Marketing and Sales since August 15, 2018. Mr. Rocker previously served as Vice President – Marketing and Sales – Industrial team from October 2016 to August 2018 and Assistant Vice President – Marketing and Sales – Chemicals team from April 2014 to September 2016. The Compensation and Benefits Committee increased Mr. Rocker’s salary for 2021 to $450,000, a 2.7% increase, and increased Mr. Rocker’s 2021 Annual Incentive Plan bonus target to $700,000. Mr. Rocker received an annual incentive bonus for 2021 of $836,450 at 119% of target based on the formulaic bonus program under the Company’s 2021 Annual Incentive Plan. The Committee increased Mr. Rocker’s long-term incentive target grant value to approximately $1,400,000 consisting of 60% performance stock units and 40% stock options granted on February 4, 2021. Mr. Rocker’s 2019 grant of performance stock units paid out at 50% of target.
Eric J. Gehringer Executive Vice President, Operations
Age: 43 Tenure: 16 years	Compensation Decisions for 2021
• Elected EVP Operations on January 1, 2021 • Base salary set at $400,000; later increased to $430,000 in July 2021 • Annual incentive target of $650,000 • LTI target of $1,000,000

Mr. Gehringer was elected Executive Vice President – Operations effective January 1, 2021. Mr. Gehringer previously served as Senior Vice President – Transportation from July 2020 to December 2020, Vice President – Mechanical & Engineering from January 2020 to June 2020, Vice President – Engineering from March 2018 to January 2020, and Assistant Vice President – Engineering from September 2016 to March 2018. The Compensation and Benefits Committee set Mr. Gehringer’s salary at $400,000 and increased his salary to $430,000 on July 2021. Mr. Gehringer’s 2021 Annual Incentive Plan bonus target was set at $650,000. Mr. Gehringer received an annual incentive bonus for 2021 of $757,775 at 117% of target based on the

Named Executive Officers
formulaic bonus program under the Company’s 2021 Annual Incentive Plan. The Committee set Mr. Gehringer’s long-term incentive target grant value to approximately $1,000,000 consisting of 60% performance stock units and 40% stock options granted on February 4, 2021. Mr. Gehringer’s 2019 grant of performance stock units paid out at 50% of target.
Fiscal Year 2021 Total Direct Compensation Mix
The majority of the compensation awarded to our CEO and other NEOs, is performance-based, variable compensation and “at-risk.” This is illustrated in the charts below that show the pay mix for Mr. Fritz, our CEO, and for our other NEOs as a group based on the Total Target Direct Compensation received by these executives in fiscal 2021.

Elements of Our Executive Compensation Program
Base Salary
The CEO reviews base salaries and prior year performance and accomplishments for the other NEOs and recommends to the Committee a base salary for the coming year for each. The Committee considers and evaluates these base salary recommendations. Among many considerations, the Committee reviews: (i) the executive’s position and responsibility in the organization, (ii) the executive’s experience and expertise, (iii) Company performance, (iv) individual accomplishments and job performance during the year, (v) Peer Group pay data, (vi) internal benchmarking relative to the Company’s pay structure, and (vii) current salary. In making salary recommendations to the Board of Directors, the Committee exercises subjective judgment in evaluating many factors but applies no specific weights to any factor. The Committee, with input from its compensation consultant, and the Board’s review of CEO performance, assesses and determines the base salary of the CEO for subsequent Board approval.
In February 2021 and 2022, the Committee reviewed each of our NEO’s base salary. Upon review of competitive market data, including our Peer Group, the Committee reviewed and recommended the salary increases shown below. The Board approved the Committee’s recommended salary increases.
NAME	2020 SALARY	INCREASE FOR 2021	2021 SALARY	INCREASE FOR 2022	2022 SALARY
Lance M. Fritz	$1,200,000	2.5%	$1,230,000	3.7%	$1,275,000
Jennifer L. Hamann	525,000	4.8%	550,000	9.1%	600,000
Elizabeth F. Whited	478,000	2.1%	488,000	8.6%	530,000
Kenny G. Rocker	438,000	2.7%	450,000	5.6%	475,000
Eric J. Gehringer (1)	360,000	19.4%	430,000	10.5%	475,000
(1)	Mr. Gehringer was elected Executive Vice President Operations on January 1, 2021 and his salary was set at $400,000, and was increased to $430,000 on July 1, 2021.
2021 Annual Incentive Plan
Seventy percent (70%) of the target annual incentive cash bonuses paid to executives, including the NEOs, is based on the attainment of pre-established objective Company financial performance goals, twenty percent (20%) is based on a shared set of Company goals in key areas such as safety, customer service, resource productivity, market share and employee engagement and ten percent (10%) is based on individual performance. The financial performance goals were equally weighted based on operating income and operating ratio. If the minimum performance thresholds for neither operating income nor operating ratio are achieved, then no annual incentive cash bonus is paid to executives. For performance that exceeds target levels, the annual incentive plan payout is capped at 200% of target.

When determining individual annual incentive bonus targets for each of the NEOs, the Committee generally targeted the 50th percentile of Target Total Cash Compensation. These individual annual incentive bonus targets for each of the NEOs were approved by the Committee and then recommended to the Board and approved in February of 2021.

Elements of Our Executive Compensation Program
2021 Target Total Cash Compensation
NAME	2021 SALARY	2021 TARGET BONUS	TOTAL 2021 TARGET TOTAL CASH COMP
Lance M. Fritz	$1,230,000	$2,200,000	$3,430,000
Jennifer L. Hamann	550,000	750,000	1,300,000
Elizabeth F. Whited	488,000	750,000	1,238,000
Kenny G. Rocker	450,000	700,000	1,150,000
Eric J. Gehringer	430,000	650,000	1,080,000
Formulaic Component
Annual incentive compensation supports the Committee’s pay-for-performance philosophy and further aligns individual goals with Company goals as set forth in the Company’s annual operating plan. For 2021, the Committee selected Operating Income and Operating Ratio as the key financial metrics because they are key performance measures in the rail industry and focus our executives’ performance on operating results.
Operating Income
Directly tied to Operating Ratio targets and quantifies our profitability.
Operating Ratio
A key indicator of the Company’s efficiency.

*	2020 adjusted to exclude the impact of the Brazos non-cash impairment charge. See Appendix A for a reconciliation to GAAP.
The table below shows the weighted average annual incentive payout for the NEOs based on the Operating Income and Operating Ratio targets approved in February 2021 given the Company’s 2021 year-end results.
Full Year 2021 Annual Incentive Plan Results
	Company Performance (Formulaic 70%)		Strategic Scorecard / Individual (Non-Formulaic 30%)
2020 PERFORMANCE	OPERATING INCOME 35%	OPERATING RATIO 35%	Strategic Scorecard 20%	Individual Performance 10%
Maximum – 200% Payout	$10,400	55.25%	200%	200%
Target – 100% Payout	$ 8,900	56.75%	100%	100%
Threshold – 25% Payout	$7,400	58.75%	25%	25%
2021 Plan Results	$9,338	56.0%*	45%	92%-121%
Performance Achieved – Weighted Average Payout = 117%-119%	129%	152%	45%	92%-121%
*
The 2021 Annual Incentive Plan design provides for an adjustment to Operating Ratio for the reported fuel expense and fuel revenue from the actual price to the price assumed in the Board approved financial plan. This adjustment neutralizes the impact of fuel price fluctuations during the year.

Non-Formulaic Component
The non-formulaic component of the 2021 Annual Incentive Plan is divided into two parts: twenty percent (20%) is based on a shared set of strategic goals in key areas such as safety, customer service, resource productivity, market share and employee engagement, and ten percent (10%) is based on individual performance. Our

Elements of Our Executive Compensation Program
Company strategy, Serve, Grow, Win – Together, serves the basis for the strategic scorecard component of the 2021 Annual Incentive Plan. We communicate to executives, and the Committee assesses, the individual strategic scorecard items shown below, without assigning particular weighting to any one item.

The Company exceeded its goal of 75% participation in the employee engagement survey with an 80% participation rate. However, large scale weather events, wildfires, supply chain disruptions, and coronavirus pandemic impacts all affected our ability to further improve our operating metrics in 2021, lowering trip plan compliance for both Intermodal and Manifest/Autos. The 2021 personal injury rate of 0.98 increased from 2020’s personal injury rate of 0.90, illustrating that the Company has work to do to achieve an incident-free environment. Market share and net promoter score also fell short of expectations. Based on the Committee’s evaluation of the Company’s achievement of the strategic scorecard items, the Committee awarded this component at 45% of target for each of the NEOs.
The Committee awarded, based on Mr. Fritz’s recommendation, the individual executive performance component (10%) at 100% for Ms. Hamann, 117% for Ms. Whited, 121% for Mr. Rocker and 92% for Mr. Gehringer. The Committee awarded Mr. Fritz’s individual executive performance component at 100% of target.
The table below reflects the aggregate actual performance incentive cash bonus reported for each of the NEOs for 2021.
		ACTUAL
NAME	2021 TARGET BONUS	OPERATING INCOME 35%	OPERATING RATIO 35%	STRATEGIC SCORECARD 20%	INDIVIDUAL PERFORMANCE 10%	2021 TOTAL ANNUAL INCENTIVE BONUS	2021 OVERALL PAYOUT (AS A % OF TARGET)
Lance M. Fritz	$2,200,000	$993,300	$1,170,400	$198,000	$220,000	$2,581,700	117%
Jennifer L. Hamann	750,000	338,625	399,000	67,500	75,000	880,125	117%
Elizabeth F. Whited	750,000	338,625	399,000	67,500	87,500	892,625	119%
Kenny G. Rocker	700,000	316,050	372,400	63,000	85,000	836,450	119%
Eric J. Gehringer	650,000	293,475	345,800	58,500	60,000	757,775	117%
Long-Term Equity Incentive Compensation
The components of our long-term incentive compensation are:

Performance Stock Units

Performance stock units are payable based on the attainment and certification of:
• Two-thirds (2/3) average annual Return on Invested Capital (ROIC) for a three-year performance period (Performance Period)
• One-third (1/3) Operating Income Growth (OIG) over the Performance Period as compared to the OIG of the companies in the S&P 100 Industrials Index and the Class I Railroads

Stock Options

Stock option awards become fully exercisable only if the executive remains an employee through a three-year vesting period. One-third of each stock option grant vests each year over the three-year vesting period.

Elements of Our Executive Compensation Program
The Committee generally seeks to make long-term incentives the largest element of each NEO’s Total Direct Compensation. In setting the size of long-term incentive awards, the Committee considers the individual performance of the NEO as well as the Total Target Direct Compensation opportunities of similarly situated executives of the Company’s Peer Group and competitive market information from third party compensation surveys. The CEO recommends to the Committee an aggregate value of long-term incentive awards for each of the NEOs (other than himself, a determination reserved for the Committee, taking into account advice from its compensation consultant and the Board’s evaluation of the CEO). The Committee considers these recommendations and determines the final amounts awarded to each NEO. The Committee may vary the mix of each component of equity compensation to some degree depending on Company and individual performance and retention risk regarding an executive.
The long-term incentive awards granted by the Committee in February 2021 reflected the Committee’s desire to provide long-term incentive compensation to ensure the continued efforts of the NEOs to meet the long-term goals and strategic plans of the Company and to align this element of their compensation with the long-term interests of the Company’s shareholders. The long-term incentive awards for the NEOs and a description of the terms of these awards are set forth on pages 65 and 66 in the Grants of Plan-Based Awards in Fiscal Year 2021 Table and accompanying narrative discussion.
Performance Stock Units
In February 2021, the Committee awarded the NEOs performance stock units (PSUs) that are payable based on the attainment and certification of two-thirds (2/3) average annual return on invested capital (ROIC) for a three-year performance period (Performance Period) and one-third (1/3) operating income growth (OIG) over the Performance Period as compared to the OIG of the companies in the S&P 100 Industrials Index and the Class I Railroads. Payout of the 2021 performance stock units may be zero if threshold goals are not achieved, or may range from 25% to 200% of the target number of stock units. The threshold, target and maximum number of performance stock units that may be earned by each NEO is set forth on page 65 in the Grants of Plan-Based Awards in Fiscal Year 2021 Table.
PSUs granted in 2019 and 2020 are payable based on the attainment and certification of average annual ROIC for the Performance Period and a relative OIG modifier compared to the S&P 500 Industrials Index, which can increase or decrease payment by up to 25% of the stock units earned under the ROIC performance criteria, subject to a maxiumum payout of 200% of the target.
We define ROIC as net operating profit after taxes, divided by average invested capital. The Committee may adjust ROIC to reflect the effect of special or strategic transactions or events, such as excluding the impact of significant gains on sales of real estate, tax adjustments, accounting charges, or reclassifications. The Committee selected ROIC because it is one of our key measurements that indicates success in making long-term capital investment decisions that improve financial and operational performance and increase shareholder value. In addition, the Board emphasizes ROIC as a key focus area for the Company.
The ROIC performance criteria are set with thoughtful analysis of current and projected business levels and changes in the economic environment that may impact the Company’s ability to achieve levels of return reported in previous periods. For PSUs granted in 2021, the Committee recommended Board approval of our ROIC target at 15.3%, lower than the prior year’s target. In setting this target, the Committee considered the uncertainty of economic recovery due to coronavirus pandemic and global supply chain disruptions. The Committee also considered returns commensurate with other Class I railroads and large cap industrial companies.
PERFORMANCE PERIOD	PERFORMANCE CRITERIA	ROIC THRESHOLD	ROIC TARGET	ROIC MAXIMUM
2019 – 2021	ROIC with +/-25% OIG Modifier	15.1%	16.8%	18.1%
2020 – 2022	ROIC with +/-25% OIG Modifier	14.0%	17.0%	18.9%
2021 – 2023	2/3 ROIC and 1/3 Relative OIG	12.5%	15.3%	18.0%
For PSUs granted in 2019 and 2020, if the Company does not meet the threshold ROIC level for the three-year performance period, executives will not earn any performance stock units. For PSUs granted in 2021, if the Company does not meet the threshold ROIC and OIG level for the three-year performance period, executives will not earn any performance stock units on that component. The Company does not pay dividend equivalents on unearned performance stock units.

Elements of Our Executive Compensation Program
The Committee has certified the ROIC results as shown in the graph below for performance years 2019-2021.

*
ROIC is not considered a financial measure under GAAP by SEC Regulation G and Item 10 of SEC Regulation S-K and may not be defined and calculated by other companies in the same manner. For a reconciliation to GAAP, please see Appendix A.

In February 2022, the PSUs granted for the 2019-2021 performance period were settled at an overall payout of 50% of target, based on performance over the three-year performance period against pre-established goals for ROIC. Our relative OIG was in the 48th percentile so the modifier had no effect on the final payout.
Performance stock units earned under the 2019 grants for each of the NEOs are included as Earned Performance Stock Units in the Stock Awards column of the Outstanding Equity Awards at 2021 Fiscal Year-End Table on page 67.
The table below summarizes how the performance stock units granted in 2019 were earned, and how the performance stock units granted in 2020 and 2021 are tracking as of the end of 2021.
PERFORMANCE PERIOD	AVERAGE ROIC	PERCENT OF TARGET ACHIEVED TO DATE	PERCENT OF TARGET EARNED
2019 – 2021	15.1%	50%	50% of the target number of stock units
2020 – 2022	15.2%	0%	No stock units earned until the end of the performance period
2021 – 2023	16.4%	0%	No stock units earned until the end of the performance period
The table below shows the application of the OIG modifier based on the Company’s operating income growth percentile compared to the S&P 500 Industrials Index for the PSUs granted in 2019 and 2020.
OPERATING INCOME GROWTH (PERCENTILE)	MODIFIER (% OF EARNED SHARES)
0% - 10%	-25%
11% - 20%	-20%
21% - 30%	-15%
31% - 40%	-10%
41% - 60%	No Effect
61% - 70%	+10%
71% - 80%	+15%
81% - 90%	+20%
91% - 100%	+25%
The table below shows the application of the one-third (1/3) relative OIG based on the Company’s operating income growth percentile compared to the OIG of the companies in the S&P 100 Industrials Index and the Class I Railroads for the PSUs granted in 2021.
OPERATING INCOME GROWTH (PERCENTILE)	Payout (% OF EARNED SHARES)
25%	25%
50%	100%
75%	150%
90%	200%
Payout will be linearly interpolated for performance between levels.

Elements of Our Executive Compensation Program
2022 Compensation Decisions
In February 2022, the Compensation and Benefits Committee reviewed and approved the following compensation changes for the NEOs and the Board of Directors reviewed and approved Mr. Fritz’s compensation.
The following table summarizes adjustments made to CEO and other NEO compensation for 2022.
NAME	Annual Base Salary Increase %	Target Annual Incentive	Target Long-Term Incentive
Lance M. Fritz	3.7%	No change	+$1,500,000
Jennifer L. Hamann	9.1%	No change	+500,000
Elizabeth F. Whited	8.6%	No change	+250,000
Kenny G. Rocker	5.6%	+50,000	+100,000
Eric J. Gehringer	10.5%	+100,000	+500,000
The Committee increased Mr. Fritz’s Target Long-Term Incentive for 2022 to reflect his performance and tenure as CEO and to better align his compensation relative to the Peer Group median benchmark. Ms. Hamann also received an increase in her Target Long-Term Incentive for 2022 to incentivize her continued growth in her role as Executive Vice President and Chief Financial Officer.
The Committee increased Ms. Whited’s Target Long-Term Incentive for 2022, noting the increased responsibility in her new role as Executive Vice President – Sustainability and Strategy, while she also continues to lead the Company’s human resources organization.
Both Mr. Rocker and Mr. Gehringer received increases to their Target Annual Incentive and Target Long-Term Incentive for 2022. Mr. Rocker’s increases better align his compensation relative to the Peer Group median benchmark. The increases for Mr. Gehringer reflect the Committee’s alignment of his compensation with the Peer Group and his responsibilities and incentivize his continued growth in his role as Executive Vice President-Operations.
Other Compensation
Perquisites
The Committee reviews perquisites periodically for both appropriateness and effectiveness. Key executives, including the NEOs, receive tax and financial counseling services and personal excess liability coverage. In 2016, the Committee eliminated the requirement for the CEO to use Company aircraft for all air travel and set a limitation for personal flights at $90,000 for the CEO and $45,000 for the other NEOs. Executives will pay for any personal flights beyond these limits in accordance with applicable tax rules and regulations and Federal Aviation Administration rules and regulations, as stated in the Company’s policy regarding use of corporate aircraft. Income is imputed to the CEO and NEOs for personal travel below the limits and tax gross-ups are not provided. All use of Company aircraft must be approved in advance by the CEO or a specifically authorized designee.
The value of perquisites provided to the NEOs by the Company is not a significant portion of any of the NEOs’ compensation on an annual basis. Due to the relatively low cost to the Company of these perquisites, combined with the policy regarding use of Company aircraft, the Committee does not consider perquisites in its analyses of Total Direct Compensation for the CEO and the other NEOs.
Deferred Compensation
The Committee, pursuant to its charter, is responsible for oversight of our deferred compensation arrangements. Management and the Committee believe that deferred compensation arrangements are important benefits that contribute to the Company’s competitive compensation arrangements and help attract and retain executives. The Company’s deferred compensation programs allow for elective deferrals of (i) salary, (ii) bonus (iii) performance stock units, and (iv) retention stock units, which accrue earnings during the deferral period as described on page 73. These deferrals are not funded and there are no mechanisms in place (such as insurance or trusts) to protect the executives from any inability of the Company to pay these

Elements of Our Executive Compensation Program
amounts in the future. More detailed descriptions of the features of our non-qualified deferred compensation plans begin on page 72. In addition to these non-qualified deferred compensation benefits, the Company allows its executives to participate in its tax qualified 401(k) plan on terms and conditions similar to the Company’s other employees.
Pension Plan and Supplemental Pension Plan
The Company sponsors a tax-qualified defined benefit Pension Plan and a non-qualified excess Supplemental Pension Plan. Management and the Committee believe that the defined benefit Pension Plan and the Supplemental Pension Plan (with respect to our executives, including the NEOs) provide employees with a competitive retirement benefit. The Company offers the Supplemental Pension Plan to allow executives to receive pension benefits for compensation and benefits that exceed government imposed limits applicable to defined benefit plans and to allow for the inclusion of compensation that has been deferred, which cannot be included as compensation under the defined benefit Pension Plan. Benefit amounts are based on the employee’s years of service, salary, bonus and age. More detailed descriptions of the Pension Plan and Supplemental Pension Plan are set forth on pages 70 and 71.
Other Policies and Considerations
Change-in-Control Arrangements
The NEOs do not have individual severance agreements or employment agreements with the Company. In November 2000, the Board adopted the Union Pacific Corporation Key Employee Continuity Plan (the Continuity Plan). The purpose of the Continuity Plan is to assure the smooth transition of management and effective operation of the Company in the event of a change-in-control by providing (i) sufficient economic security to allow key executives to focus on overall shareholder value without concern about personal financial interests and (ii) severance benefits in the event their employment with the Company is terminated within two years following a change-in-control.
The Continuity Plan provides severance benefits to certain senior level executives, including the NEOs, in the event (i) a change-in-control occurs and (ii) the covered executive is involuntarily terminated or constructively discharged within two years following the change-in-control. This two-step requirement will allow the new controlling party to retain certain executives and terminate others with the obligation to provide the benefits set forth in the Continuity Plan. Severance benefits are the same for all covered executives, except for the multiple used to determine an executive’s lump-sum severance payment. The lump-sum severance payment is equal to three times the sum of base salary plus the average of the annual bonus payments earned in the three most recent calendar years for Mr. Fritz and two times this sum for each of Ms. Hamann, Ms. Whited, Mr. Rocker and Mr. Gehringer. The Committee determined these multiples based upon competitive practices at the time the plan was adopted.
The Continuity Plan does not provide for any tax gross-ups. As a result, none of the Company’s executives, including the NEOs, are eligible to receive any excise tax gross-up on any severance payment received under the Continuity Plan.
In December 2021, the Committee recommended, and the Board approved the following changes to the Continuity Plan in the event of a qualifying severance following a change-in-control: the elimination of the automatic vesting and receipt of an additional three years of age and service credit in the Company’s Supplemental Pension Plan, proration of the current year’s annual incentive bonus and the addition of best net treatment for excise taxes.
In September 2003, the Board adopted the Union Pacific Corporation Policy Regarding Shareholder Approval of Future Severance Agreements (Severance Policy). Under this Severance Policy, the Company agreed not to enter into a future severance agreement with a senior executive that provides for benefits in an amount generally exceeding 2.99 times salary plus bonus unless such agreement is approved by a vote of our shareholders.
Payments and certain severance benefits for the NEOs upon a change-in-control, as well as a description of the Continuity Plan are set forth on pages 75 through 78.

Elements of Our Executive Compensation Program
Deductibility of Grandfathered Compensation
Due to the amendment to Section 162(m) of the Internal Revenue Code (the Code), compensation paid to covered employees in excess of $1 million will not be deductible unless it qualifies for transition relief available for certain arrangements in place on November 2, 2017 (Grandfathered Compensation).
For Grandfathered Compensation intended to satisfy the requirements of Section 162(m) of the Code for performance based compensation, the Committee has, where it deemed appropriate, taken steps intended to preserve the deductibility of said compensation to the CEO and certain executive officers. However, because there are uncertainties as to the application and interpretation of Section 162(m) of the Code and the transition relief described above, it is possible that the Company’s deductions may be challenged or disallowed. Accordingly, there is no certainty that elements of any Grandfathered Compensation discussed in this Proxy Statement will in fact be deductible by the Company.
Compensation and Benefits Committee Report
The Committee reviewed and discussed with management the CD&A and, based on that review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s 2022 Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2021.
The Compensation and Benefits Committee
William J. DeLaney, Chair
Andrew H. Card, Jr.
David B. Dillon
Jose H. Villarreal

Executive Compensation
Summary Compensation Table
The following table provides a summary of compensation awarded to, earned by or paid to the NEOs, including salary, bonus, the value of stock awards and option awards and other compensation for 2021, 2020 and 2019.
NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS	STOCK AWARDS (a)	OPTION AWARDS (b)	NON-EQUITY INCENTIVE PLAN COMPENSATION	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS (c)	ALL OTHER COMPENSATION (d)	TOTAL COMPENSATION
Lance M. Fritz Chairman, President & CEO	2021	$1,225,000	$0	$6,300,127	$4,200,039	$2,581,700	$47,311	$169,642	$14,523,819
	2020	1,095,833	0	6,300,010	4,200,095	1,650,000	3,269,470	116,691	16,632,099
	2019	1,170,835	0	5,850,127	3,900,028	902,000	3,053,874	141,536	15,018,400
Jennifer L. Hamann EVP & Chief Financial Officer	2021	545,833	0	1,200,122	800,002	880,125	911,800	19,704	4,357,586
	2020	492,188	0	960,141	640,069	508,000	1,103,577	17,830	3,721,805
	2019	302,588	0	240,093	160,083	200,000	756,384	13,261	1,672,409
Elizabeth F. Whited EVP Sustainability & Strategy	2021	486,333	0	900,193	600,091	892,625	—(e)	32,687	2,911,929
	2020	445,792	0	900,028	600,083	600,000	2,052,342	29,923	4,628,168
	2019	462,500	0	900,106	600,060	308,000	1,994,999	16,586	4,282,251
Kenny G. Rocker EVP Marketing & Sales	2021	448,000	0	840,085	560,037	836,450	324,803	30,901	3,040,276
	2020	408,458	0	750,023	500,021	450,000	1,101,959	16,178	3,226,639
	2019	420,833	0	540,129	360,072	240,000	1,069,210	14,618	2,644,862
Eric J. Gehringer EVP Operations	2021	415,000	0	600,061	400,061	757,775	234,070	35,643	2,442,610
	2020	311,539	0	270,046	180,034	271,880	461,730	17,196	1,512,425
	2019	242,667	0	240,093	160,083	228,000	287,053	14,419	1,172,315
(a)
Amounts reported in the Stock Awards column reflect grant date fair value as calculated in accordance with FASB ASC Topic 718, including performance stock units, which are valued based on target performance achieved. Refer to the Grants of Plan-Based Awards in Fiscal Year 2021 Table on page 65 for the separate grant date fair values of the retention stock units and performance stock units granted in 2021. The grant date fair value is calculated on the number of stock units and performance stock units at target multiplied by the closing stock price on the date of grant. Dividend equivalents that accrue or are payable on retention stock units and earned performance stock units are reflected in the grant date fair value of such awards and, therefore, pursuant to SEC rules, are not separately reported in the Summary Compensation Table when actually paid to the NEOs. The maximum value of performance stock units for 2021 for Mr. Fritz is $12,600,254, for Ms. Haman is $2,400,243, for Ms. Whited is $1,800,387, for Mr. Rocker $1,680,170, and for Mr. Gehringer is $1,200,122.

(b)
Amounts reported in the Option Awards column reflect grant date fair value as calculated in accordance with FASB ASC Topic 718. The following table shows the assumptions used to calculate the grant date fair value of Option Awards.

	February 4, 2021	February 6, 2020	February 7, 2019
Risk-free interest rate	0.41%	1.46%	2.47%
Dividend yield	1.90%	2.10%	2.18%
Expected life (years)	4.6	4.9	5.2
Volatility	28.25%	23.39%	22.70%
Grant date fair value per option of options granted	$39.97	$32.20	$30.37
(c)
The amounts reported are the aggregate change in the actuarial present value of the accumulated benefit under the Company’s Pension Plan and Supplemental Pension Plan. The pension values fluctuate due to changes in the discount rate, discount period, and the value of the accrued annual pension benefit for each NEO. If the discount rate and discount period assumptions had not changed, the increase in the present value of the accrued annual pension benefit would have been $760,220 for Mr. Fritz, $1,178,383 for Ms. Hamann, $145,327 for Ms. Whited, $594,532 for Mr. Rocker and $367,363 for Mr. Gehringer. These assumption changes have no impact on the actual pension benefits payable under the Company’s defined benefit pension plans.

(d)	The following table provides a summary of the All Other Compensation column that includes all perquisites.
(e)	The change in pension value for Ms. Whited was a negative $245,305.

Executive Compensation
Summary of All Other Compensation
		PERQUISITES
NAME AND PRINCIPAL POSITION	YEAR	USE OF CORPORATE ASSETS (x)	TAX AND FINANCIAL COUNSELING SERVICES	EXCESS LIABILITY PREMIUM	COMPANY- MATCHED THRIFT PLAN CONTRIBUTIONS	TOTAL ALL OTHER COMPENSATION
Lance M. Fritz Chairman President & CEO	2021	$90,000 (y)	$15,000	$1,691	$36,750	$169,642
	2020	67,267	15,000	1,549	32,875	116,691
	2019	90,000	15,000	1,411	35,125	141,536
Jennifer L. Hamann EVP & Chief Financial Officer	2021	0	1,638	1,691	16,375	19,704
	2020	0	1,515	1,549	14,766	17,830
	2019	0	3,410	773	9,078	13,261
Elizabeth F. Whited EVP Sustainability & Strategy	2021	9,733	6,673	1,691	14,590	32,687
	2020	0	15,000	1,549	13,374	29,923
	2019	0	1,300	1,411	13,875	16,586
Kenny G. Rocker EVP Marketing & Sales	2021	13,845	1,925	1,691	13,440	30,901
	2020	0	2,375	1,549	12,254	16,178
	2019	0	4,807	1,411	8,400	14,618
Eric J. Gehringer EVP Operations	2021	14,052	7,450	1,691	12,450	35,643
	2020	0	7,000	850	9,346	17,196
	2019	0	6,366	773	7,280	14,419
(x)
The aggregate incremental cost for use of Company aircraft is computed by multiplying the variable cost per air mile by the number of miles used for travel other than for Company business (including empty plane miles). The variable cost per air mile is the cost incurred for flying the plane divided by the number of miles flown. Costs may include jet fuel, catering, or pilot personal expenses.

(y)	Under the Company’s aircraft policy, allowance for personal use of Company aircraft for the CEO is limited to $90,000. Mr. Fritz paid the Company for personal use in excess of this amount.

Executive Compensation
Grants of Plan-Based Awards in Fiscal Year 2021
The following table sets forth additional information concerning Stock Awards and Option Awards reported in the Summary Compensation Table as part of the NEOs’ compensation for 2021.
NAME AND PRINCIPAL POSITION	GRANT DATE	AWARD TYPE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS	EXERCISE OR BASE PRICE OF OPTION AWARDS (a)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS (b)
			THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM
Lance M. Fritz Chairman, President & CEO	2/4/2021	Performance Stock Units				7,704	30,815	61,630				$6,300,127
	2/4/2021	Stock Options								105,069	$204.45	4,200,039
	2/4/2021	Annual Incentive	$550,000	$2,200,000	$4,400,000
Jennifer L. Hamann EVP & Chief Financial Officer	2/4/2021	Performance Stock Units				1,468	5,870	11,740				1,200,122
	2/4/2021	Stock Options								20,013	204.45	800,002
	2/4/2021	Annual Incentive	187,500	750,000	1,500,000
Elizabeth F. Whited EVP Sustainability & Strategy	2/4/2021	Performance Stock Units				1,101	4,403	8,806				900,193
	2/4/2021	Stock Options								15,012	204.45	600,091
	2/4/2021	Annual Incentive	187,500	750,000	1,500,000
Kenny G. Rocker EVP Marketing & Sales	2/4/2021	Performance Stock Units				1,027	4,109	8,218				840,085
	2/4/2021	Stock Options								14,010	204.45	560,037
	2/4/2021	Annual Incentive	175,00	700,000	1,400,000
Eric J. Gehringer EVP Operations	2/4/2021	Performance Stock Units				734	2,935	5,870				600,061
	2/4/2021	Stock Options								10,008	204.45	400,061
	2/4/2021	Annual Incentive	162,500	650,000	1,300,000
(a)	The Exercise Price is the closing price of our common stock on February 4, 2021, the date of grant.
(b)
Amounts reported reflect grant date fair value as calculated in accordance with FASB ASC Topic 718. Performance Stock Units are valued based on target performance achieved. Refer to Footnote (b) to the Summary Compensation Table on page 63 for the assumptions made in calculating the grant date fair value of Stock Options.

Executive Compensation
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Annual bonuses are awarded under the Executive Incentive Plan, which allows the Committee to establish performance objectives annually in order to adjust to the changing business climate; provided that annual bonuses may not exceed 0.25% of operating income for the CEO or 0.15% of operating income for each other “covered employee” as defined under Rule 3b-7 of the Securities Exchange Act of 1934. The Committee determines incentive bonuses for the NEOs by evaluating a combination of financial performance goals, strategic business objectives and individual executive performance, as more fully described beginning on page 55.
On February 4, 2021, the Committee granted performance stock units and stock options to each of the NEOs. Performance stock units actually earned will be subject to continued employment through February 4, 2024. After the three-year Performance Period covering fiscal years 2021 through 2023, the executive may earn up to two times the target number of performance stock units granted to that executive based on of two-thirds (2/3) average annual return on invested capital (ROIC) and one-third (1/3) Operating Income Growth (OIG) over the Performance Period as compared to the OIG of the companies in the S&P 100 Industrials Index and the Class I Railroads.
If the Company does not meet the threshold ROIC level and OIG level for the three-year performance period, executives will not earn any performance stock units on that component. Prior to the satisfaction of the ROIC and OIG performance criteria and continued employment requirement, the Company does not pay dividend equivalents on the performance stock units. Rather, dividend equivalents accrue during the performance and vesting period and are only paid when and to the extent the underlying performance stock unit is earned.
Performance stock units that have been earned over the three-year performance period will be paid out in Company common stock after the end of the performance period, subject to the executive’s continued employment. In addition, a participant may elect to defer the payment of the stock units earned pursuant to the Company’s Deferred Compensation Plan described on page 73. If the stock units are deferred, associated dividend equivalents paid on or after the date such stock units are earned also are deferred under the Deferred Compensation Plan.
Stock option grants vest one-third of total each year over a three-year period from the grant date of February 4, 2021. The maximum term of stock options is 10 years. Stock option grants are subject to continued employment. Vesting or forfeiture of these awards may occur upon termination of employment or a change-in-control as described further below and in the Potential Payments Upon Separation from Service, Change-In-Control or Death or Disability section below.
As part of the February 2021 grants of performance stock units and stock options, the Committee provided for the lapse of the continued employment requirement applicable to the award if an executive attains age 62 with 10 years of service under the Company pension plan, so long as the executive remained employed until September 30 in the year of grant. This same provision was contained in the stock award agreements for non-executive employees.

Executive Compensation
Outstanding Equity Awards at 2021 Fiscal Year-End
The following table sets forth additional information concerning Option Awards and Stock Awards held by the NEOs as of our most recent fiscal year-end, including awards granted during 2021 and described in the tables above.
	OPTION AWARDS				STOCK AWARDS
					EARNED PERFORMANCE STOCK UNITS AND RETENTION UNITS		PERFORMANCE STOCK UNITS
NAME AND PRINCIPAL POSITION	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (EXERCISABLE)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (UNEXERCISABLE) (a)	OPTION EXERCISE PRICE	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK HELD THAT HAVE NOT VESTED (a)	MARKET VALUE OF SHARES OR UNITS OF STOCK HELD THAT HAVE NOT VESTED (b)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS, OR OTHER RIGHTS THAT HAVE NOT VESTED (a)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS, OR OTHER RIGHTS THAT HAVE NOT VESTED (b)
Lance M. Fritz Chairman, President & CEO	0	105,069	$204.45	2/4/2031	25,913	$6,528,262	95,481	$24,054,528
	43,486	86,972	186.11	2/6/2030
	85,610	42,805	161.57	2/7/2029
	100,000	0	124.86	2/8/2028
Jennifer L. Hamann EVP & Chief Financial Officer	0	20,013	204.45	2/4/2031	1,080	272,084	16,899	4,257,365
	6,627	13,254	186.11	2/6/2030
	3,514	1,757	161.57	2/7/2029
	7,743	0	124.86	2/8/2028
	8,796	0	107.30	2/2/2027
Elizabeth F. Whited EVP Sustainability & Strategy	0	15,012	204.45	2/4/2031	3,988	1,004,697	13,642	3,436,829
	6,213	12,426	186.11	2/6/2030
	13,172	6,586	161.57	2/7/2029
	7,500	0	124.86	2/8/2028
Kenny G. Rocker EVP Marketing & Sales	0	14,010	204.45	2/4/2031	2,133	537,367	12,248	3,085,639
	5,177	10,354	186.11	2/6/2030
	7,904	3,952	161.57	2/7/2029
	10,602	0	124.86	2/8/2028
	5,498	0	107.30	2/2/2027
	2,700	0	75.52	2/4/2026
Eric J. Gehringer EVP Operations	0	10,008	204.45	2/4/2031	872	219,683	7,321	1,844,380
	1,864	3,728	186.11	2/6/2030
	3,514	1,757	161.57	2/7/2029
(a)
The following table reflects the scheduled vesting dates for all unvested stock options as shown in the Number of Securities Underlying Unexercised Options (Unexercisable) column, unvested stock units as shown in the Number of Shares or Units of Stock Held That Have Not Vested column and unearned performance units as shown in the Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested column in the above table.

Executive Compensation
NAME AND PRINCIPAL POSITION	NUMBER OF SECURITIES UNDERLYING UNEXERCISED AND UNVESTED OPTIONS (i)	OPTION VEST DATE	OPTION EXPIRATION DATE	NUMBER OF UNITS OF STOCK HELD THAT HAVE NOT VESTED (ii)	UNEARNED PERFORMANCE UNITS (iii)	UNIT VEST DATE
Lance M. Fritz Chairman, President & CEO	35,023	2/4/2024	2/4/2031	0	61,630	2/4/2024
	35,023	2/4/2023	2/4/2031	0	33,851	2/6/2023
	35,023	2/4/2022	2/4/2031	7,809		2/8/2022
	43,486	2/6/2023	2/6/2030	18,104	0	2/7/2022
	43,486	2/6/2022	2/6/2030
	42,805	2/7/2022	2/7/2029
Jennifer L. Hamann EVP & Chief Financial Officer	6,671	2/4/2024	2/4/2031	0	11,740	2/4/2024
	6,671	2/4/2023	2/4/2031	0	5,159	2/6/2023
	6,671	2/4/2022	2/4/2031	337		2/8/2022
	6,627	2/6/2023	2/6/2030	743	0	2/7/2022
	6,627	2/6/2022	2/6/2030
	1,757	2/7/2022	2/7/2029
Elizabeth F. Whited EVP Sustainability & Strategy	5,004	2/4/2024	2/4/2031	0	8,806	2/4/2024
	5,004	2/4/2023	2/4/2031	0	4,836	2/6/2023
	5,004	2/4/2022	2/4/2031	1,202		2/8/2022
	6,213	2/6/2023	2/6/2030	2,786	0	2/7/2022
	6,213	2/6/2022	2/6/2030
	6,586	2/7/2022	2/7/2029
Kenny G. Rocker EVP Marketing & Sales	4,670	2/4/2024	2/4/2031	0	8,218	2/4/2024
	4,670	2/4/2023	2/4/2031	0	4,030	2/6/2023
	4,670	2/4/2022	2/4/2031	461		2/8/2022
	5,177	2/6/2023	2/6/2030	1,672	0	2/7/2022
	5,177	2/6/2022	2/6/2030
	3,952	2/7/2022	2/7/2029
Eric J. Gehringer EVP Operations	3,336	2/4/2024	2/4/2031	0	5,870	2/4/2024
	3,336	2/4/2023	2/4/2031	0	1,451	2/6/2023
	3,336	2/4/2022	2/4/2031	129		2/8/2022
	1,864	2/6/2023	2/6/2030	743	0	2/7/2022
	1,864	2/6/2022	2/6/2030
	1,757	2/7/2022	2/7/2029
(i)	Reflects a stock option grant that vests one-third of the total each year for three years from the date of grant.
(ii)
Reflects performance stock units granted on February 7, 2019, February 6, 2020, and February 4, 2021 that have been earned, but not yet vested and paid out, and unvested retention stock units as of December 31, 2021.

(iii)
Reflects the target amount that may be earned for the performance stock units granted on February 6, 2020, and the maximum amount that may be earned for the performance stock units granted on February 4, 2021. These performance stock units are each subject to a three-year performance period ending December 31, 2022 and December 31, 2023, respectively.

(b)	Reflects the closing price per share of the common stock on the last business day of the fiscal year multiplied by the number of shares. The closing price per share was $251.93 on December 31, 2021.

Executive Compensation
Option Exercises and Stock Vested in Fiscal Year 2021
The following table shows a summary of the stock options exercised by the NEOs and stock awards that vested during the year.
	OPTION AWARDS		STOCK AWARDS
NAME AND PRINCIPAL POSITION	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED UPON EXERCISE (a)	NUMBER OF SHARES ACQUIRED ON VESTING (b)	VALUE REALIZED UPON VESTING (a)
Lance M. Fritz Chairman, President & CEO	187,382	$21,987,043	44,548	$9,106,633
Jennifer L. Hamann EVP & Chief Financial Officer	5,385	601,440	1,971	402,996
Elizabeth F. Whited EVP Sustainability & Strategy	46,155	5,132,932	6,407	1,309,062
Kenny G. Rocker EVP Marketing & Sales	0	0	2,538	518,690
Eric J..Gehringer EVP Operations	6,471	734,458	759	155,199
(a)
Value Realized Upon Exercise is calculated based upon the difference between the market price of the Company’s common stock at the time of exercise and the exercise price of the options. Value Realized Upon Vesting is calculated based upon the fair market value of the Company’s common stock on the day of vesting times the number of shares vested.

(b)
The number of these stock units that have been deferred under the Company’s Deferred Compensation Plan are 7,456 for Mr. Fritz, 6,407 for Ms. Whited and 350 for Mr. Rocker. A description of the features of the Company’s Deferred Compensation Program is set forth on pages 73 − 74.

Executive Compensation
Pension Benefits at 2021 Fiscal Year-End
The table below sets forth the estimated present value of accumulated benefits payable under the Company’s defined benefit pension plans to the NEOs payable at the normal retirement age of 65 based on service and annual earnings (base salary and bonus, as described below) considered by the plans for the period through December 31, 2021. The present value was calculated as of December 31, 2021, based on the benefit at the normal retirement age of 65 paid in the form of a single life annuity. The present value factors used to determine the reported amounts are based on the sex distinct, white collar, Mercer Industry Longevity Experience Study Retiree Table for the Auto, Industrial Goods and Transportation industry group projected using Scale MP2021 as of December 31, 2021, and the discount rate as disclosed in Note 5 in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. For purposes of reporting the change in pension value in the Summary Compensation Table, present value factors for the year ended December 31, 2020, were based on the sex distinct, white collar, Mercer Industry Longevity Experience Study Retiree Table for the Auto, Industrial Goods and Transportation industry group projected using Scale MP-2020 as of December 31, 2020 and the discount rate as disclosed in Note 5 in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
For both mortality tables, no pre-retirement decrements (i.e., death, disability) were assumed.
NAME AND PRINCIPAL POSITION	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE	PRESENT VALUE OF ACCUMULATED BENEFIT (a)	PAYMENTS DURING LAST FISCAL YEAR
Lance M. Fritz Chairman, President & CEO	Basic Plan	21.5000	$1,285,249	$0
	Supplemental Plan	21.5000	14,443,791	0
Jennifer L. Hamann EVP & Chief Financial Officer	Basic Plan	30.0000	1,562,786	0
	Supplemental Plan	30.0000	2,995,951	0
Elizabeth F. Whited EVP Sustainability & Strategy	Basic Plan	34.0833	1,813,074	0
	Supplemental Plan	34.0833	5,521,472	0
Kenny G. Rocker EVP Marketing & Sales	Basic Plan	27.4167	1,194,667	0
	Supplemental Plan	27.4167	2,470,455	0
Eric J. Gehringer EVP Operations	Basic Plan	16.000	591,245	0
	Supplemental Plan	16.000	658,154	0
(a)
Present values for Mr. Fritz and Ms. Whited are based on the single life annuity payable at age 65 and include the present values of the joint life benefit (amount payable to the surviving spouse upon participant’s death). As of December 31, 2021, Ms. Hamann, Mr. Rocker and Mr. Gehringer were not eligible for the surviving spouse benefit. We do not have a lump-sum payment option under our plans.

Pensions for our NEOs are provided through the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates (Basic Plan) and the Supplemental Pension Plan for Officers and Managers of Union Pacific Corporation and Affiliates (Supplemental Plan). The pension benefit formula for both the Basic Plan and the Supplemental Plan is (i) 1.667% of final average compensation times credited service (up to 30 years), plus (ii) 1% of final average compensation times credited service above 30 years (not to exceed 40 years) minus (iii) 1.5% of Social Security or Railroad Retirement benefit times credited service (not to exceed 40 years). The amount of the annual pension benefit from both Plans is based upon final average compensation for the 36 consecutive months of highest regular compensation (base salary and up to three annual bonus plan awards within the 36-month period) within the 120-month period immediately preceding retirement. Credited service includes the years and months of service as a non-agreement employee and may include certain periods of agreement service or service with an acquired company. Both the Basic Plan and the Supplemental Plan were amended effective January 1, 2018 to provide that an employee hired or rehired on or after January 1, 2018, or who otherwise was not accruing a benefit under the Basic Plan on December 31, 2017 is not eligible to participate in the Basic Plan or the Supplemental Plan.

Executive Compensation
The Supplemental Plan is an unfunded non-contributory plan that, unlike the Basic Plan, provides for the grant of additional years of service and deemed age, for the inclusion of compensation in excess of IRS prescribed limits ($290,000 for 2021) and deferred annual bonuses in the calculation of final average compensation and for any benefit in excess of limitations provided for under Section 415(b) of the Code (for 2021, the lesser of 100% of the executive’s average compensation for his or her high three years of service or $230,000). The Committee may grant additional years of service and deemed age credit to any participant as it determines appropriate.
Under both the Basic Plan and the Supplemental Plan, an executive’s age and vesting service upon termination of employment with the Company determines whether the executive is eligible for a normal retirement, early retirement, postponed retirement, or a vested benefit. Vesting service generally includes all service while an employee is with the Company, whether or not the employment counts as credited service. Normal retirement is offered to employees who end their employment at or after age 65 and benefits are not reduced. Postponed retirement is when an employee continues employment past age 65 and benefits are not reduced. Early retirement is offered to employees who end their employment between ages 55 and 65 and have at least ten years of vesting service. The benefit is reduced if payments begin before age 65, to reflect the expectation that benefits will be paid over a longer period of time. A vested benefit is offered to employees who end their employment before age 65 with at least five years of vesting service but do not satisfy the requirements for early retirement . This benefit is available as early as age 55. The benefit is reduced if payments begin before age 65. However, those reductions will be greater than those applied if the employee was eligible for early retirement. As of December 31, 2021, Mr. Fritz and Ms. Whited were eligible for early retirement under both Plans. Ms. Hamann, Mr. Rocker and Mr. Gehringer were eligible to receive a vested benefit.
Benefits from both Plans are normally paid as a single life annuity providing monthly benefits for the employee’s life. The employee may waive the single life annuity to receive the benefit in a different optional form. Subject to eligibility conditions, the available optional forms of benefit include: 25%, 50%, 75%, or 100% Joint and Survivor Annuity; 10-Year Certain and Continuous; or Level Income. All optional forms of benefit are actuarially equal in value to the single life annuity. The Plans do not offer a lump-sum payment as an optional form. No NEO received any payments under either Plan during 2021.

Executive Compensation
Nonqualified Deferred Compensation at 2021 Fiscal Year-End
The Company has two non-qualified deferred compensation plans: the Supplemental Thrift Plan, which permits an executive to defer amounts from base salary; and the Deferred Compensation Plan, which permits deferral of bonuses awarded under the Executive Incentive Plan and deferral of stock unit awards made under the 2004 Stock Incentive Plan, the 2013 Stock Incentive Plan and the 2021 Stock Incentive Plan (the Stock Incentive Plans). Each of these arrangements represents unfunded, unsecured obligations of the Company. The table below shows NEO and Company allocations under these arrangements, earnings accrued on all amounts that the NEOs have deferred under the plans and the balances under each plan as of December 31, 2021. Executive incentive bonus deferrals and stock unit award deferrals under the Deferred Compensation Plan are shown separately.
NAME AND PRINCIPAL POSITION	PLAN NAME	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR (a)	COMPANY CONTRIBUTIONS IN LAST FISCAL YEAR (b)	AGGREGATE EARNINGS/ (LOSS) IN LAST FISCAL YEAR (c)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS	AGGREGATE BALANCE AT LAST FISCAL YEAR END (d) (e)
Lance M. Fritz Chairman, President & CEO	Supplemental Thrift	$56,100	$28,050	$187,288	$0	$1,193,575
	Executive Incentive Deferral	0	0	0	0	0
	Deferral of Stock Unit Awards	1,535,414	0	2,326,322	0	12,686,225
Jennifer L. Hamann EVP & Chief Financial Officer	Supplemental Thrift	38,375	7,675	7,962	0	99,421
	Executive Incentive Deferral	0	0	0	0	0
	Deferral of Stock Unit Awards	0	0	0	0	0
Elizabeth F. Whited EVP Sustainability & Strategy	Supplemental Thrift	39,267	5,890	8,658	0	146,190
	Executive Incentive Deferral	150,000	0	80,502	152,007	688,692
	Deferral of Stock Unit Awards	1,309,062	0	669,960	1,612,512	2,831,949
Kenny G. Rocker EVP Marketing & Sales	Supplemental Thrift	14,220	4,740	5,098	0	39,909
	Executive Incentive Deferral	0	0	0	0	0
	Deferral of Stock Unit Awards	72,076	0	16,100	0	88,176
Eric J. Gehringer EVP Operations	Supplemental Thrift	7,500	3,750	754	0	14,393
	Executive Incentive Deferral	0	0	0	0	0
	Deferral of Stock Unit Awards	0	0	0	0	0
(a)	Executive Contributions in the Last Fiscal Year under the Supplemental Thrift Plan are amounts that are also reported in the Salary column in the Summary Compensation Table.
(b)	Company Contributions in the Last Fiscal Year were reported as All Other Compensation in the Summary Compensation Table for 2021.
(c)	Aggregate Earnings on deferred stock unit awards represent appreciation in the value of Company common stock and dividend equivalents, which are deemed to be reinvested in Company common stock.
(d)
Amounts reported in Aggregate Balance at Last Fiscal Year End that were reported in the Salary column of the Summary Compensation Table for 2020 and 2019, but deferred under the Supplemental Thrift Plan are, for Mr. Fritz, $48,650 and $53,450; Ms. Hamann, $31,078 and $2,259; Ms. Whited, $16,079 and $16,425; Mr. Rocker $11,111; and Mr. Gehringer $1,592, respectively. Amounts reported in Aggregate Balance at Last Fiscal Year End that were reported in the All Other Compensation column of the Summary Compensation Table for 2020 and 2019, representing Company contributions to the Supplemental Thrift Plan are, for Mr. Fritz, $24,325 and $26,725; Ms. Hamann, $6,216 and $8,400; Ms. Whited; $4,824 and $5,475; Mr. Rocker $3,704; and Mr. Gehringer $796, respectively.

(e)
The Aggregate Balance at Last Fiscal Year End for deferred stock unit awards represents 50,356 shares of Company common stock for Mr. Fritz, 11,241 shares for Ms. Whited, and 350 shares for Mr. Rocker.

Deferral Amounts
Supplemental Thrift Plan. The Supplemental Thrift Plan is available to executives who otherwise participate in the Company’s Thrift Plan, which is a defined contribution plan intended to be a plan qualified under Section 401(a) of the Code. The Qualified Thrift Plan permits executives to contribute, on a pre-tax, Roth and/or after-tax basis from 1% to 75% (combined) of base salary through payroll deductions. An executive is not permitted to defer amounts from base salary under the terms of the Supplemental Thrift Plan until the earlier of the following: (i) the amount of base salary paid to the executive during the year equals the IRS prescribed limit ($290,000 for 2021); or (ii) the contributions to the Qualified Thrift Plan made by or on behalf of the executive (including matching and other employer contributions) equal the IRS prescribed annual addition limit under Section 415(c) of the Code ($58,000 in 2021). An executive who has elected to participate

Executive Compensation
in the Supplemental Thrift Plan before the start of the calendar year in which one of these limits is reached will have payroll deductions on a pre-tax basis continued from his/her base pay for the remainder of the calendar year at a percentage that may differ from the percentage rate(s) the executive elected under the Qualified Thrift Plan as of the first day of the calendar year. Under the Supplemental Thrift Plan, the executive may defer from 2% to 75% of base salary. Currently and unless the changes described in the following paragraph apply to the executive, the Company credits a matching amount equal to 50 cents of each dollar an executive defers to the Supplemental Thrift Plan for a pay period up to 6% of the executive’s base pay for the pay period.
The Supplemental Thrift Plan was amended effective January 1, 2018, as part of the changes made to the Company’s overall retirement plan design strategy, including closing the Company’s pension plan for certain employees (see pages 70 and 71). The Supplemental Thrift Plan changes will apply to an executive hired or rehired by the Company on or after January 1, 2018, or who was not accruing a benefit under the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates on December 31, 2017 (a “Post-2017 Executive”). The same general rules described above regarding executive deferrals continue to apply to Post-2017 Executives, except that the matching amount the Company credits under the Supplemental Thrift Plan is $1 for every dollar a Post-2017 Executive defers to the Supplemental Thrift Plan for a pay period up to 6% of the Post-2017 Executive’s base salary for the pay period. Furthermore, a Non-Elective Contribution feature (“NEC”) was added to both the Qualified Thrift Plan and Supplemental Thrift Plan. The NEC amount equals 3% of the Post-2017 Executive’s base salary for the calendar year. The NEC amount credited on behalf of a Post-2017 Executive under the Supplemental Thrift Plan for a calendar year is the difference between the NEC calculated under the terms of the Qualified Thrift Plan (but determined without regard to the IRS limits described in the paragraph above) and the amount of the NEC actually contributed to the Qualified Thrift Plan on behalf of the Post-2017 Executive after taking into account those limits. The NEC amount contributed to the Qualified Thrift Plan or credited to the Supplemental Thrift Plan occurs in January of the year immediately following the year to which the NEC is attributable.
Deferred Compensation Plan. The Deferred Compensation Plan allows for the deferral of all or a portion of a bonus awarded under the Executive Incentive Plan and for the deferral of payment of stock units, both retention and performance based, awarded under the Stock Incentive Plan. An executive must elect by June 30th of the calendar year for which the bonus amount is awarded whether to defer any or all of his or her bonus award for such year. For retention stock units, an executive’s election to defer payment of a vested award must be made prior to the beginning of the calendar year for which the retention stock unit award is granted to the executive. For performance stock units, an executive must elect by June 30th of the first year of the three year performance period whether to defer the payment of the entire award of vested and earned performance stock units.
Rate of Return Provisions
Notional accounts in the Supplemental Thrift Plan are deemed to be invested in one or more of the investment options offered in the Qualified Thrift Plan, as selected by the participating executive. Notional accounts in the Deferred Compensation Plan for bonus amounts deferred currently can be invested in the same investment options, along with the Company’s Fixed Rate Fund that bears interest equal to 120% of the Applicable Federal Long-Term Annual rate for January of the applicable year. The Vanguard Group administers all notional accounts. Executives can generally transfer amounts between investment funds each business day. Earnings reflect the increase or decrease in the value of those investment funds and any interest or dividends earned by those funds, to the same extent as if amounts were actually invested in those investment funds.
Notional accounts in the Deferred Compensation Plan for stock units deferred are invested in notional shares of the Company’s common stock. The value of each stock unit deferred is equivalent to that of one share of Company common stock. Amounts equivalent to the dividends paid on Company common stock are added to an executive’s notional account when actual dividends are paid and are credited as reinvested in additional notional shares. These amounts are tracked through notional accounts maintained by the Company.
Payment Elections, Withdrawals and Distributions
The Company adopted amended and restated plans effective as of January 1, 2009, in order to satisfy the requirements of Section 409A of the Code. Non-qualified deferred compensation amounts not subject to Section 409A of the Code, (i.e., amounts credited to an executive’s notional account as of December 31, 2004, and earnings thereon), are available for distribution or withdrawal in accordance with the terms of the Grandfathered Component of the Supplemental Thrift Plan or the Grandfathered Component of the Deferred Compensation Plan, as applicable. Non-qualified deferred compensation amounts subject to Section 409A of

Executive Compensation
the Code, (i.e., amounts credited to an executive’s notional account on and after January 1, 2005, and earnings thereon), are available for distribution in accordance with the terms of the Non-Grandfathered Component of the Supplemental Thrift Plan or Non-Grandfathered Component of the Deferred Compensation Plan, as applicable.
409A Non-Grandfathered Components-Supplemental Thrift and Deferred Compensation Plans
NEOs made payment elections with respect to their then-existing notional account balances under the Non-Grandfathered Component of both the Supplemental Thrift Plan and the Deferred Compensation Plan prior to the end of 2008. Generally speaking, NEOs who first participated in the Non-Grandfathered Component of the Supplemental Thrift Plan in 2009 or later may make a payment election under the Non-Grandfathered Component of the Supplemental Thrift Plan in the calendar year prior to the calendar year his or her initial deferral election becomes effective. A payment election made under the Non-Grandfathered Component of the Supplemental Thrift Plan also will apply with respect to compensation an executive elects to defer in the future under the Non-Grandfathered Component of the Supplemental Thrift Plan. Executives may make a separate payment election with respect to each bonus, retention stock unit or performance stock unit award deferred under the Non-Grandfathered Component of the Deferred Compensation Plan at the same time the deferral election is made. Generally, the same payment option must be elected for all awards of the same type (i.e., bonus or stock units) deferred to separation from service under the Non-Grandfathered Deferred Compensation Plan.
The Non-Grandfathered Component of both the Supplemental Thrift Plan and Deferred Compensation Plan provide the following payment options: (i) a single lump-sum distribution at separation from service or in January of the next year following separation from service, (ii) annual installments over a period not exceeding 15 years, with the initial installment being paid as soon as administratively practicable following the executive’s separation from service or in January of the year next following such separation from service, or (iii) a single lump-sum distribution in January of a specified year that is not earlier than 2 years and not later than 15 years following the executive’s separation from service. However, if the executive first participates in the Non-Grandfathered Component of the Supplemental Thrift Plan after December 31, 2017, the single sum or installment payments described above cannot be made or commence before the January of the year following the year in which the executive separates from service. The Non-Grandfathered Component of the Deferred Compensation Plan also permits an executive to elect to receive payment at the earlier of: (i) July of a year specified by the executive, or (ii) separation from service. In no case, however, will an amount payable on account of a NEO’s separation from service be paid from either Non-Grandfathered Component before the date that is six months after such executive’s separation from service.
Generally speaking, under both plans, an executive who does not make a timely election will receive the Non-Grandfathered Component of his or her notional account at the time of his or her separation from service in a single lump-sum payment, subject to the six-month delay as described in the last sentence of the immediately preceding paragraph. However, an executive who first participates in the Non-Grandfathered Component of the Supplemental Thrift Plan after December 31, 2017 and who does not make a timely election will receive his or her notional account in January of the year following the executive’s separation from service, subject to the six-month delay rule. In the event an executive dies before receiving payment of his or her entire notional account balance, the unpaid balance is paid in a single lump-sum to the executive’s beneficiary.
Generally, no withdrawals are permitted from the notional accounts maintained in connection with the Non-Grandfathered Components of either the Supplemental Thrift Plan or the Deferred Compensation Plan prior to the executive’s separation from service.
Under the terms applicable to the Non-Grandfathered Components of the Deferred Compensation Plan and the Supplemental Thrift Plan, an executive may modify his or her payment election if such modification election is made prior to the executive’s separation from service and at least 12 months prior to the date payments would have commenced in accordance with the prior election. In addition, the modification must have the effect of postponing the payment commencement date by at least five years.
409A Grandfathered Components—Supplemental Thrift and Deferred Compensation Plans
An executive can take a withdrawal in cash from the Grandfathered Component of his or her notional account under the Supplemental Thrift Plan or the Deferred Compensation Plan prior to separation from service, provided that 10% of the amount withdrawn will be irrevocably forfeited by the executive.

Executive Compensation
Following an executive’s separation from service, the general rule is that an executive’s notional account under the Grandfathered Component of either plan is distributed in a single sum cash payment as soon as administratively practicable. However, an executive can elect at least six months prior to his or her separation from service and in the calendar year preceding such separation from service that such component be paid under one of the following payment options: (i) a single sum cash payment at separation from service or in January of the year next following his or her separation from service, (ii) annual installments over a period not exceeding 15 years, with the initial installment being paid as soon as administratively practicable following the executive’s separation from service or in January of the year next following such separation from service, or (iii) a single sum cash payment in January of a specified year that is not later than 15 years following the executive’s separation from service. The Grandfathered Component of the Deferred Compensation Plan also permits an executive to elect to receive payment at the earlier of: (i) July of a year specified by the executive, or (ii) separation from service. This election may be changed at least six months prior to the scheduled payment date and in the calendar year preceding such date. With respect to the Grandfathered Component of the Supplemental Thrift Plan, an executive’s payment election applies to the executive’s entire notional account balance. With respect to the Grandfathered Component of the Deferred Compensation Plan, an executive may make a separate payment election for each bonus award under the Executive Incentive Plan or stock unit award under the Stock Incentive Plan; provided that the executive must elect the same payment option for all such awards of the same type (i.e., bonus or stock units) deferred to separation from service.
Potential Payments Upon Separation from Service, Change-In-Control or Death or Disability
The information below describes certain compensation that would have become payable by the Company under existing plans assuming a separation from service or change-in-control and separation from service occurred on December 31, 2021 (based upon the Company’s closing stock price on December 31, 2021 of $251.93), given the NEOs’ current compensation and service levels as of such date. The benefits discussed below are in addition to those generally available to all salaried employees, such as distributions under the qualified Pension Plan for Salaried Employees, health care benefits and disability benefits. In addition, these benefits do not take into account any arrangements that do not currently exist but may be offered by the Company in connection with an actual separation from service or a change-in-control or other factors that may vary from time to time. Due to the number of different factors that affect the nature and amount of any benefits provided in connection with these events, actual amounts payable to any of the NEOs should a separation from service or change-in-control occur during the year will likely differ, perhaps significantly, from the amounts reported below. Factors that could affect such amounts include the timing during the year of the event, the Company’s stock price, the target amounts payable under annual and long-term incentive arrangements that are in place at the time of the event, and the executive’s age.
Separation from Service
In the event of the separation from service of any of the NEOs on December 31, 2021, for any reason, the executive would be entitled to the executive’s accumulated retirement benefits under the Basic and Supplemental Plans in the payment forms set forth in the Pension Benefits at 2021 Fiscal Year-End Table on page 70. Under both Plans, the executive must be at least age 55 and have 5 years of service (including deemed service under the Supplemental Plan) with the Company, or at least age 65 regardless of years of service, for benefits to be payable immediately. Assuming a termination date of December 31, 2021, Mr. Fritz and Ms. Whited were eligible to begin benefits immediately at January 1, 2022. The monthly amount payable as a single life annuity under the Supplemental Plan for Mr. Fritz was $66,019, and for Ms. Whited was $22,066. Assuming a termination date of December 31, 2021, Ms. Hamman would be eligible to begin her benefit on May 1, 2022. The monthly amount payable as a single life annuity under the Supplemental Plan for Ms. Hamann would be $10,090. Assuming a termination date of December 31, 2021, Mr. Rocker would be eligible to begin his benefit on December 1, 2026. The monthly amount payable as a single life annuity under the Supplemental Plan for Mr. Rocker would be $9,644. Assuming a termination date of December 31, 2021, Mr. Gehringer would be eligible to begin his benefit on April 1, 2034. The monthly amount payable as a single life annuity under the Supplemental Plan for Mr. Gehringer would be $4,305.

Executive Compensation
Each of the NEOs would also be entitled to the amount shown in the Nonqualified Deferred Compensation at 2021 Fiscal Year-End Table on page 72. Notional returns continue to be credited and debited under these plans through the actual payment date, so amounts may differ at the time of an actual separation from service or change-in-control.
For any unvested equity awards, the Compensation and Benefits Committee may, but is not required to, waive the related restriction period and/or employment requirements. As described in the Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table on page 66, the 2021 equity awards provided for satisfaction of the continued employment requirement if an executive attains age 62 with 10 years of vesting service and remains employed until September 30th in the year of grant. Vesting service is determined by applying the Basic Plan's rules for determining vesting service, regardless of whether the executive was ever a participant in the Basic Plan.
Change-in-Control
The Continuity Plan provides severance benefits to the NEOs in the event (i) a change-in-control occurs and (ii) the NEO incurs a severance within the two-year period following such change-in-control. Severance means a separation from service (as such term is defined in Section 409A of the Code and the regulations promulgated thereunder): (i) by the Company other than for cause or pursuant to mandatory retirement policies in existence prior to the change-in-control, or (ii) by the NEO for good reason on or after the change-in-control.
Under the Continuity Plan, a change-in-control means any of the following:
•	any “person,” as defined in the Exchange Act, becomes the “beneficial owner,” as defined in the Exchange Act, of 20% or more of our outstanding voting securities;
•	there is a change in 50% of the composition of the Board of Directors (such change must be due to new directors not recommended by the Board);
•	a merger, consolidation or reorganization that results in our shareholders holding 50% or less of the outstanding voting securities of the post-transaction entity; or
•	a liquidation, dissolution or sale of all or substantially all of our assets.
The Continuity Plan defines a severance “for cause” if it is for any of the following reasons: (i) the NEO has willfully and continually failed to substantially perform his duties, or (ii) the NEO has willfully engaged in conduct that is demonstrably injurious to the Company, monetarily or otherwise.
A severance of the NEO is for “good reason” if it is for any of the following reasons: (i) the assignment to the NEO of duties that are materially inconsistent with the NEO’s duties immediately prior to the change-in-control or any material diminution in the nature or scope of the NEO’s responsibilities from those in effect immediately prior to the change-in-control; (ii) a reduction in the NEO’s base salary or annual bonus opportunity in effect immediately prior to the change-in-control; provided, however, that such reduction results in a material diminution in the total package of compensation and benefits provided to the NEO; (iii) a material reduction in the NEO’s pension, thrift, medical or long term disability benefits provided to the NEO immediately prior to the change-in-control; provided, however, that such reduction results in a material diminution in the total package of compensation and benefits provided to the NEO; or (iv) the failure by any successor, to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform under the Continuity Plan.
In the event of a qualifying severance following a change-in-control, each of the NEOs receives a lump-sum severance payment equal to the sum of (i) his or her annual base salary in effect at the time of his severance and (ii) the average annual bonus earned under the Executive Incentive Plan in the most recent three calendar years; multiplied by 3 for Mr. Fritz and by 2 for Ms. Hamann, Ms. Whited, Mr. Rocker and Mr. Gehringer.
The Continuity Plan provides in the event of a qualifying severance following a change-in-control that all restrictions on outstanding retention stock units awarded to each NEO lapse and all unvested stock options granted to each NEO vest and become exercisable for a period of three years (or five years if the NEO is retirement eligible) from the NEO’s separation from service. In no event will the period exceed the remaining term of the option. For outstanding performance stock units, the NEO will be entitled to receive shares equal to the number of performance stock units at the level of performance criteria actually achieved through the end of each year prior to the date of the change-in-control and through the end of the most recent fiscal quarter ending prior to the date of the change-in-control.

Executive Compensation
Other benefits under the Continuity Plan include the continuation of health coverage and dental coverage for three years following a NEO’s severance (or, if sooner, until the NEO attains the age of 52, at which time the NEO is eligible to receive benefits under the Company’s retiree medical benefit plans, if the NEO’s original hire date is before January 1, 2004); provided, however, that (i) the NEO will pay the fair market value of such coverage (active or retiree, as applicable) as determined under Section 61 of the Code and the regulations promulgated thereunder, and (ii) benefit amounts received by the NEO will be reduced by any benefits received by the NEO from a subsequent employer.
The Continuity Plan does not provide for any tax gross-ups. As a result, none of the Company’s executives, including the NEOs, are eligible to receive any excise tax gross-up on any severance payment received under the Continuity Plan.
In December 2021, the Committee recommended, and the Board approved the following changes to the Continuity Plan in the event of a qualifying severance following a change-in-control: the elimination of the automatic vesting and receipt of an additional three years of age and service credit in the Company’s Supplemental Pension Plan, proration of the current year’s annual incentive bonus and the addition of best net treatment for excise taxes.
The table below sets forth the estimated value of the severance payments, welfare benefits, and accelerated equity awards for each NEO, assuming a change-in-control had occurred as of December 31, 2021, and the NEO’s employment had immediately terminated without cause or for good reason as of that date. Amounts are reported without any reduction for possible delay in the commencement or timing of payments.
NAME AND PRINCIPAL POSITION	CASH SEVERANCE PAYMENT (a)	ACCELERATED VESTING OF STOCK OPTIONS (b)	ACCELERATED VESTING OF RETENTION STOCK AND PERFORMANCE STOCK UNITS (c)	OTHER (d)	PRE-TAX TOTAL
Lance M. Fritz Chairman, President & CEO	$8,023,000	$14,581,033	$30,582,790	27,096	$53,213,919
Jennifer L. Hamann EVP & Chief Financial Officer	308,624(e)	1,981,358	4,529,449	45,900	6,865,331
Elizabeth F. Whited EVP Sustainability & Strategy	1,986,666	2,125,760	4,441,526	27,096	8,581,048
Kenny G. Rocker EVP Marketing & Sales	1,631,333	1,703,798	3,623,005	45,900	7,004,036
Eric J. Gehringer EVP Operations	1,353,253	879,319	2,064,062	45,900	4,342,534
(a)	This amount is based on 2021 salary and three-year average bonus multiplied by the Continuity Plan severance multiple.
(b)	This amount is based upon the difference between the exercise price of the options and the Company’s closing stock price on December 31, 2021, of $251.93.
(c)
This amount is based on the Company’s closing stock price on December 31, 2021, of $251.93 and assumes a payout of performance stock units (PSUs) at 50% for PSUs granted February 7, 2019, for the performance period ended December 31, 2021; target for PSUs granted February 6, 2020; and at maximum for PSUs granted February 4, 2021.

(d)	For a termination as of December 31, 2021, this amount includes the cost of medical premiums paid by the Company for three years and assumes no benefit reduction from a subsequent employer.
(e)
Payments under the Key Employee Continuity Plan are capped by reducing such payments to an amount that will not trigger payment of federal excise taxes on such payments, but only if the resulting after-tax value to the participant of the total payments upon a change in control would be greater than the after-tax value to the participant if the cash payments were not so reduced with the participant responsible for the excise taxes. The cash payment was reduced by $1,436,042 for Ms. Hamann.

Death or Disability
In the event the NEO ceases to be an employee by way of death or disability under the Company’s long-term disability plan, the NEO would be entitled to receive shares of stock equal to a pro-rata portion of the number of outstanding performance stock units earned at the end of the three year performance period. The pro-rata portion is determined based on the number of years during the three year performance period the NEO remains continuously employed prior to the date of death or disability. The NEO must remain continuously employed through September 30th of the performance year in order to be credited with a year of service for

Executive Compensation
such year. All unvested retention stock units and stock options would vest immediately. The NEO or his or her designated beneficiary will have the lesser of five years from the date of death or disability or the remaining life of the option to exercise any outstanding stock options.
Set forth below is the estimated value of the accelerated vesting of performance stock units, retention stock units and stock options for each NEO as of December 31, 2021.
NAME	ACCELERATED VESTING OF PERFORMANCE STOCK UNITS (a)	ACCELERATED VESTING OF RETENTION STOCK UNITS (b)	ACCELERATED VESTING OF STOCK OPTIONS (c)
Lance M. Fritz Chairman, President & CEO	$15,421,811	$1,967,321	$14,581,033
Jennifer L. Hamann EVP & Chief Financial Officer	2,039,541	84,900	1,981,358
Elizabeth F. Whited EVP Sustainability & Strategy	2,253,472	302,820	2,125,760
Kenny G. Rocker EVP Marketing & Sales	1,788,073	116,140	1,703,798
Eric J. Gehringer EVP Operations	923,827	32,499	879,319
(a)
This amount is based on the Company’s closing stock price on December 31, 2021, of $251.93 and assumes a payout of performance stock units (PSUs) at 50% for PSUs granted February 7, 2019, for the performance period ended December 31, 2021; target for PSUs granted February 6, 2020; and at maximum for PSUs granted February 4, 2021.

(b)	Amounts are calculated based on the Company’s closing stock price on December 31, 2021, of $251.93 multiplied by retention stock units that are unvested on December 31, 2021.
(c)
Amounts are calculated based on the number of unvested option shares multiplied by the difference in the Company’s closing stock price on December 31, 2021, of $251.93 and the exercise price on the grant date.

Executive Compensation
Pay Ratio Disclosure
The median 2021 annual total compensation of all our employees who were employed as of December 31, 2021 was $89,878.* The 2021 annual total compensation of Lance M. Fritz, our Chief Executive Officer (CEO), was $14,523,819. The resulting CEO pay ratio of these amounts was 162:1. The median employee is a brakeman whose compensation is subject to a national collective bargaining agreement.
In determining the median employee, we utilized reasonable estimates. We identified the median employee by examining the 2021 W-2 box 1 income (Taxable Income) for all individuals who were employed by us on December 31, 2021, other than our CEO. We included all employees, whether employed on a full-time, part-time or seasonal basis except that we excluded 32 of our non-U.S. employees, under the SEC’s de minimis exemption, since these employees represent less than 0.1% of our approximately 34,500 employees. Taxable Income for non-seasonal employees who were not employed for the full-year was annualized. The employees were then ranked based on Taxable Income and the median employee selected.
After identifying the median employee based on Taxable Income, we calculated annual total compensation for such employee using the same methodology we use for our Named Executive Officers as set forth in the 2021 Summary Compensation Table on page 63.
The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Equity Compensation Plan Information
The following table summarizes the equity compensation plans under which UPC common stock may be issued as of December 31, 2021:
	Column (a)	Column (b)	Column (c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,529,331 (1)	$149.82 (2)	34,011,624 (3)
Total	2,529,331	$149.82	34,011,624
(1)	Includes 423,330 retention units that do not have an exercise price. Does not include 1,212,274 retention shares that have been issued and are outstanding.
(2)	Does not include the retention units, director awards or retention shares described above in footnote 1.
(3)
Includes 9,902,359 shares available for issuance under the 2021 Employee Stock Purchase Plan, 22,735,065 shares available for issuance under the 2021 Stock Incentive Plan and 1,374,200 shares available for issuance under the 2000 Directors Plan.

*
The median annual compensation reported in the Company’s Form 10-K for the year ended December 31, 2021, was $81,179 and is calculated differently than the $89,878 noted above. The $89,878 includes $8,699 for pre-tax medical premiums and 401(k)/thrift plan contributions.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth the number of shares of common stock beneficially owned as of March 18, 2022 (except as otherwise noted), by (i) each person known to the Company to own more than 5% of the Company’s common stock, (ii) each Named Executive Officer (as defined in the CD&A section of this Proxy Statement under Executive Compensation), (iii) each director or director nominee and (iv) all current directors and executive officers (as designated in the Company’s 2021 Annual Report on Form 10-K) as a group. The table also sets forth ownership information concerning stock units, the value of which is measured by the price of the common stock. Stock units do not confer voting rights and are not considered beneficially owned shares under SEC rules.
NAME	NUMBER OF SHARES BENEFICIALLY OWNED (a)	STOCK UNITS (b)	PERCENT OF SHARES OUTSTANDING
Andrew H. Card, Jr.	18,400	34,185	*
William J. DeLaney	20,000	3,075	*
David B. Dillon	4,000	9,274	*
Sheri H. Edison	0	53	*
Teresa M. Finley	0	0	*
Lance M. Fritz	831,652	188,264	*
Eric J. Gehringer	18,268	16,140	*
Jennifer L. Hamann	96,803	34,336	*
Deborah C. Hopkins	4,446	8,514	*
Jane H. Lute	4,051	6,115	*
Michael R. McCarthy	54,864	57,427	*
Thomas F. McLarty III	4,000	33,503	*
Kenny G. Rocker	64,492	23,646	*
Jose H. Villarreal	5,235	26,732	*
Elizabeth F. Whited	92,987	27,074	*
Christopher J. Williams	0	2,547	*
The Vanguard Group (c)	53,665,479	0	8.35%
BlackRock, Inc. (d)	45,849,131	0	7.10%
All current directors and executive officers as a group (18 people)	1,268,286	494,705	*
*	Indicates ownership of less than 1%
(a)
Includes the maximum number of shares of common stock that may be acquired within 60 days of March 18, 2022, upon the exercise of stock options as follows: Mr. Fritz 250,410; Ms. Hamann 37,735; Ms. Whited 37,188; Mr. Rocker 45,680; and Mr. Gehringer 12,335; and all current directors and executive officers as a group 409,415. Also included in the number of shares owned by Mr. Fritz, Ms. Whited, and Mr. Rocker are 50,356, 14,026, and 350 deferred stock units, respectively, representing deferred stock option exercise gains and vested retention stock units which they will acquire as shares of common stock at termination of employment or a future designated date.

(b)
Consists of stock units payable in cash to non-management directors after retirement and held in their Stock Unit Accounts. For a discussion of the Stock Unit Grant and Deferred Compensation Plan for non-management directors, see page 38. These amounts for the Named Executive Officers consist of 188,264; 34,336; 27,074; 23,646 and 16,140 unvested stock units owned by Mr. Fritz, Ms. Hamann, Ms. Whited, Mr. Rocker, and Mr. Gehringer awarded under Company stock plans. Stock units do not confer voting rights and are not considered beneficially owned shares of common stock under SEC rules.

(c)
Based solely upon information contained in Schedule 13G/A filed on February 10, 2022, reporting that, as of December 31, 2021, this holder held sole and shared voting power over 0 and 1,344,128 of these shares, respectively, and sole and shared dispositive power over 50,741,356 and 2,924,123 of these shares, respectively. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(d)
Based solely upon information contained in Schedule 13G/A filed on February 1, 2022, reporting that, as of December 31, 2021 this holder held sole and shared voting power over 37,435,136 and 0 of these shares, respectively, and sole and shared dispositive power over 45,849,131 and 0 of these shares, respectively. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

Security Ownership of Certain Beneficial Owners and Management
Stock Ownership Requirements for Executives
The Company’s Compensation and Benefits Committee believes that stock ownership will better align the interests of our executives, including the Named Executive Officers, with those of our shareholders by enhancing the focus of executives on the long-term success of the Company. We require our executives to achieve and maintain a specified amount of stock ownership acquired primarily through the exercise of options and the receipt of retention stock or retention stock units under our equity compensation programs.
Our Stock Ownership Guidelines require that the CEO hold at least seven (7) times annual salary and that the other Named Executive Officers hold at least four (4) times annual salary in stock or stock units. Until the required ownership target is achieved, executives must retain all of the shares of stock they receive from our plans, net of the shares of stock required, if any, to cover tax expense and the cost of exercising options. We do not include the following types of equity interests when calculating stock ownership under these guidelines: (i) unexercised stock options, (ii) unvested retention shares or units, and (iii) any investment in the Company stock fund under the Thrift Plan, the Supplemental Thrift Plan or the Executive Incentive Deferral Plan.
As of December 31, 2021, all of the Named Executive Officers were in compliance with stock ownership requirements.
Hedging Our Common Stock Is Prohibited
Company policy prohibits directors and all employees (including our officers) from hedging Union Pacific common stock, such as (i) buying, selling or writing puts, calls or options related to our common stock and (ii) executing straddles, equity swaps and similar derivative arrangements that hedge our common stock. In addition, directors and executive officers may not pledge, deliver as collateral, or maintain a margin account with respect to shares of our common stock.
Sales of Our Common Stock by Executive Officers and Directors Under Rule 10b5-1 Trading Plans
Executive Officers (including the Named Executive Officers and certain other executives in key positions) and directors who meet their applicable ownership requirements as described above may sell shares of our common stock subject to the following restrictions:
•	Executive officers and directors may only sell shares of our common stock that exceed their ownership target (the Eligible Shares).
•	Eligible Shares may be sold only pursuant to a written trading plan designed to comply with SEC Rule 10b5-1, that:
•	was adopted when a quarterly trading blackout was not in effect and when such executive officer or director was not in possession of material nonpublic information regarding the Company,
•	has been reviewed and approved by the Chief Legal Officer,
•	has been disclosed to the public in a manner determined by the Chief Legal Officer (public disclosure may not be required for certain executives who are not executive officers), and
•	has been in effect for at least 20 trading days from the date of disclosure of the trading plan to the public or approval by the Chief Legal Officer for trading plans not announced.
•
The total sales by an executive officer or director of Eligible Shares during any calendar year may not exceed 50% of the total shares of our common stock beneficially owned by such executive officer or director using the immediately preceding February 1st measurement date.

For purposes of this policy, the number of shares beneficially owned by an executive officer or director includes shares and units deferred by the executive officer or director and excludes any shares disclaimed by the executive officer or director for purposes of reporting beneficial ownership under Section 16 reporting of the Securities Exchange Act of 1934 (Exchange Act). All of the reporting obligations of the executive officer or director under Section 16 apply to sales made pursuant to a 10b5-1 trading plan.

Other Matters
Shareholder Proposals
Under SEC rules, any shareholder who wishes to present a proposal to be included in our Proxy Statement and introduced at our 2023 Annual Meeting of Shareholders must submit the proposal to the Secretary of the Company so that it is received no later than the close of business on November 29, 2022, and must satisfy the other requirements of SEC Rule 14a-8. Any shareholder who instead wishes to bring a proposal directly before the Company’s next Annual Meeting of Shareholders (other than certain proposals submitted only pursuant to SEC Rule 14a-8) or nominate one or more director candidates other than under our proxy access By-Law must provide written notice of the proposal to the Secretary of the Company no earlier than January 12, 2023, and before the close of business on February 11, 2023, and must otherwise provide the information and comply with the procedures set forth in the Company’s By-Laws, a copy of which is available on the Company’s website at www.up.com/investors/governance. In addition to satisfying the requirements in the Company’s By-Laws, the deadline for providing notice to the Company under Rule 14a-19, the SEC’s universal proxy rule, of a shareholder’s intent to solicit proxies in support of nominees submitted under the advance notice By-Laws for our 2023 Annual Meeting of Shareholders is March 13, 2023.
Shareholders may obtain a printed copy of the Company’s By-Laws by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. If a shareholder wishing to make such a proposal fails to comply with the foregoing notice provision and does not also satisfy the requirements of SEC Rule14a-4(c)(1), the Company may exercise discretionary voting authority over proxies it solicits in determining how to vote on the proposal.
Any eligible shareholder wishing to nominate director candidates for inclusion in our Proxy Statement under our proxy access By-Law provisions should refer to page 25 for applicable procedures and submission requirements.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership of the Company’s common stock with the SEC. SEC regulations require executive officers, directors and greater than 10% shareholders to furnish the Company with copies of all forms they file pursuant to Section 16(a). As a matter of practice, the Company’s administrative staff assists the Company’s executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and filing such reports with the SEC.
Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, there were no late filings in 2021.
Delivery of Documents to Shareholders Sharing an Address
The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of the Company’s common stock may deliver only one copy of the Company’s Proxy Statement and annual report to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and annual report, now or in the future, should submit a request to the Secretary of the Company by telephone at 402-544-5000 or by submitting a written request to the Secretary of the Company at the address listed below. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Other Matters
Availability of Annual Report on Form 10-K
If you would like an additional copy of the Annual Report on Form 10-K for the year ended December 31, 2021, you may find this document at www.up.com under the “Investors” caption link. Alternatively, any shareholder wishing to receive, without charge, a copy of this document should send a written request to: Corporate Secretary, Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, NE 68179.
The references to the Company’s website in this Proxy Statement do not constitute, and should not be deemed, an incorporation by reference of the information contained on, or available through, the website. Therefore, such information should not be considered part of this Proxy Statement.
Other Business
The Board does not currently intend to bring any other business before the Annual Meeting, and is not aware of any other business to be brought before the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxies will be voted in accordance with the judgment of the proxy holders.
Whether or not you plan to attend the Annual Meeting, please vote by telephone or Internet or complete, sign, date and promptly return the accompanying proxy card in the enclosed envelope.
Craig V. Richardson Executive Vice President, Chief Legal Officer and Corporate Secretary

Appendix A
UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Non-GAAP Financial Measures
Financial Performance *
Millions, Except Per Share Amounts and Percentages	Reported results (GAAP)	Brazos Yard Impairment	Adjusted results (non-GAAP)
For the Year Ended December 31, 2020
Other expense	$1,345	$(278)	$1,067
Operating expense	11,699	(278)	11,421
Operating income	7,834	278	8,112
Income taxes	1,631	69	1,700
Net income	5,349	209	5,558
Diluted EPS	7.88	0.31	8.19
Operating ratio	59.9%	(1.4) pts	58.5%
*
The above table reconciles our results for the year ended and as of December 31, 2020, to adjust results that exclude the impact of certain items identified as affecting comparability. We use adjusted other expense, adjusted operating expense, adjusted operating income, adjusted income taxes, adjusted net income, adjusted diluted earnings per share (EPS), adjusted operating ratio, and adjusted shareholders’ equity, as applicable, among other measures, to evaluate our actual operating performance. We believe these non-GAAP financial measures provide valuable information regarding earnings and business trends by excluding specific items that we believe are not indicative of our ongoing operating results of our business, providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry. Since these are not measures of performance calculated in accordance with GAAP, they should be considered in addition to, rather than as a substitute for, other expense, operating expense, operating income, income taxes, net income, diluted EPS, operating ratio, and shareholders’ equity as indicators of operating performance.

Return on Average Common Shareholders' Equity
Millions, Except Percentages	2021	2020	2019
Net income	$6,523	$5,349	$5,919
Average equity	$15,560	$17,543	$19,276
Return on average common shareholders' equity	41.9%	30.5%	30.7%

Return on Invested Capital as Adjusted (ROIC)**
Millions, Except Percentages	2021	2020	2019
Net income	$6,523	$5,349	$5,919
Interest expense	1,157	1,141	1,050
Interest on average operating lease liabilities	54	64	76
Taxes on interest	(280)	(282)	(266)
Net operating profit after taxes as adjusted (a)	$7,454	$6,272	$6,779
Average equity	$15,560	$17,543	$19,276
Average debt	28,229	25,965	23,796
Average operating lease liabilities	1,682	1,719	2,052
Average invested capital as adjusted (b)	$45,471	$45,227	$45,124
Return on invested capital as adjusted (a/b)	16.4%	13.9%	15.0%
**
ROIC is considered a non-GAAP financial measure by SEC Regulation G and Item 10 of SEC Regulation S-K and may not be defined and calculated by other companies in the same manner. We believe this measure is important to management and investors in evaluating the efficiency and effectiveness of our long-term capital investments. In addition, we currently use ROIC as a performance criterion in determining certain elements of equity compensation for our executives. ROIC should be considered in addition to, rather than as a substitute for, other information provided in accordance with GAAP. The most comparable GAAP measure is return on average common shareholders’ equity. The tables above provide reconciliations from return on average common shareholders’ equity to ROIC. At December 31, 2021, 2020, and 2019, the incremental borrowing rate on operating leases was 3.2%, 3.7%, and 3.7%, respectively.

A-1

UNION PACIFIC
BUILDING AMERICA®

UNION PACIFIC CORPORATION
1400 DOUGLAS ST, 19TH FLOOR
OMAHA, NE 68179

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 11, 2022 for shares held directly and by 11:59 P.M. ET on May 9, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Listen during the Meeting - at **www.virtualshareholdermeeting.com/UNP2022**

You may listen to a live audio-only webcast of the Meeting via the Internet. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 11, 2022 for shares held directly and by 11:59 P.M. ET on May 9, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D74751-P65780

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNION PACIFIC CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. William J. DeLaney	☐	☐	☐
1b. David B. Dillon	☐	☐	☐
1c. Sheri H. Edison	☐	☐	☐
1d. Teresa M. Finley	☐	☐	☐
1e. Lance M. Fritz	☐	☐	☐
1f. Deborah C. Hopkins	☐	☐	☐
1g. Jane H. Lute	☐	☐	☐
1h. Michael R. McCarthy	☐	☐	☐
1i. Jose H. Villarreal	☐	☐	☐
1j. Christopher J. Williams	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2022.	☐	☐	☐
3 An advisory vote on executive compensation ("Say On Pay").	☐	☐	☐

Note: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

To be admitted to the 2022 Annual Meeting, you must have been a shareholder at the close of business on the Record Date or be the legal proxy holder or qualified representative of a shareholder. You will need to enter your 16-digit control number, which can be found on the notice of Internet Availability of proxy Materials, voting instruction card and proxy card to listen to the live audio webcast of the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D74752-P65780

UNION PACIFIC CORPORATION
Annual Meeting of Shareholders
May 12, 2022 8:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Lance M. Fritz and Craig V. Richardson, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this form, all of the shares of common stock of UNION PACIFIC CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM, CDT on May 12, 2022, via live audio webcast, accessible at www.virtualshareholdermeeting.com/UNP2022, when you enter your 16-digit control number included on the Notice, on the proxy card or on the instructions that accompanied the proxy materials, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR each of the nominees listed in Proposal 1; FOR Proposals 2 and 3; and in the discretion of the proxies with such other business as may properly come before the meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side